    As filed with the Securities and Exchange Commission on August 15, 1997
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ________________

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ________________

                         C.H. ROBINSON WORLDWIDE, INC.
            (Exact name of registrant as specified in its charter)

                                ________________


        DELAWARE                                  4731                           41-1883630
(State or other jurisdiction of        (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)         Classification Code Number)          Identification Number)

                         C.H. ROBINSON WORLDWIDE, INC.
                              8100 MITCHELL ROAD
                      EDEN PRAIRIE, MINNESOTA 55444-2248
                                (612) 937-8500
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    D.R. VERDOORN, CHIEF EXECUTIVE OFFICER
                         C.H. ROBINSON WORLDWIDE, INC.
                              8100 MITCHELL ROAD
                      EDEN PRAIRIE, MINNESOTA 55444-2248
                                (612) 937-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ___________________
         WILLIAM B. PAYNE            COPIES TO:   RICHARD C. TILGHMAN, JR.
       DORSEY & WHITNEY LLP                        PIPER & MARBURY L.L.P.
      220 SOUTH SIXTH STREET                      36 SOUTH CHARLES STREET
 MINNEAPOLIS, MINNESOTA 55402-1498               BALTIMORE, MARYLAND  21201
         (612) 340-2722                                 (410) 539-2530
        FAX: (612) 340-2868                          FAX: (410) 539-0489
                              ___________________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                              ___________________

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of this Prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                             _____________________

                                                  CALCULATION OF REGISTRATION FEE
===============================================================================================================================
     Title of each                                      Proposed maximum       Proposed maximum                 Amount of
  class of securities              Amount to be          offering price            aggregate                    registration
   to be registered                registered(1)          per share (2)         offering price(2)                   fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value.....  12,165,155 shares       $17.00                $206,807,635                    $62,669
==============================================================================================================================

(1) Including 1,586,759 shares which may be purchased by the underwriters pursuant to an over-allotment option.
(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
                             _____________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                     Subject to Completion August 15, 1997

                               10,578,396 Shares


                    [LOGO] C. H. ROBINSON WORLDWIDE, INC.

                                 COMMON STOCK
                                 ------------

    All of the 10,578,396 shares of Common Stock (the "Common Stock") of C. H. Robinson Worldwide, Inc. ("Robinson" or the "Company") offered hereby are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders, but has agreed to bear the expenses of registration of such shares under federal and state securities laws. Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "CHRW."

                              __________________

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF.
                              __________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=============================================================================================================
                                     Price                   Underwriting                Proceeds to
                                       to                    Discounts and                 Selling
                                     Public                  Commissions                 Stockholders
-------------------------------------------------------------------------------------------------------------
Per share.....................       $                         $                         $
-------------------------------------------------------------------------------------------------------------
Total(1)......................      $                        $                          $
=============================================================================================================

(1) The Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 1,586,759 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares to the public at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Selling
     Stockholders will be $   , $   and $   , respectively. See "Underwriting."

                               _________________

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares will be made at the offices of Alex. Brown
& Sons Incorporated, Baltimore, Maryland, on or about     , 1997.

ALEX. BROWN & SONS
  INCORPORATED

                    MORGAN STANLEY DEAN WITTER

                                                 PIPER JAFFRAY INC.

                The date of this Prospectus is      , 1997.

                        [Map of Robinson branch offices]



   The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent public accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                              __________________

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET.

                              PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus. Unless the context otherwise indicates, "Company" or "Robinson" refers to C.H. Robinson Worldwide, Inc. (including its predecessors in interest) and its wholly owned subsidiaries. Unless otherwise indicated herein, all information in this Prospectus (i) has been adjusted to give effect to the Company's reincorporation in Delaware upon consummation of this offering, providing for, among other things, an increase in the authorized shares of capital stock of the Company and the conversion of Class A Common Stock and Class B Common Stock into Common Stock, and (ii) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  Founded in 1905, the Company is the largest third-party logistics company in North America with 1996 gross revenues of $1.6 billion. The Company is a global provider of multimodal transportation services and logistics solutions through a network of 116 offices in 38 states and Canada, Mexico, Belgium, the United Kingdom, France, Spain, Italy, Singapore and South Africa. Through contracts with over 14,000 motor carriers, the Company maintains the single largest network of motor carrier capacity in North America and is one of the largest third-party providers of intermodal services in the United States. In addition, the Company regularly provides air, ocean and customs services. As an integral part of the Company's transportation services, the Company provides a wide range of value-added logistics services, such as raw materials sourcing, freight consolidation, cross-docking and contract warehousing. During 1996, the Company handled over 935,000 shipments for more than 8,600 customers, ranging from Fortune 100 companies to small businesses in a wide variety of industries. During the past five years, the Company has increased net revenues at a compound annual growth rate of 18.6 percent.

  The Company has developed global multimodal transportation and distribution networks to provide seamless logistics services worldwide. As a result, the Company has the capability of managing all aspects of the supply chain on behalf of its customers. As a non-asset based transportation provider, the Company can focus on optimizing the transportation solution for its customer rather than its own asset utilization, using established relationships with motor carriers, railroads (primarily intermodal service providers), air freight carriers and ocean carriers. Through its motor carrier contracts, the Company maintains access to more than 370,000 dry vans, 128,000 temperature-controlled vans and containers and 96,000 flatbed trailers. The Company also has intermodal marketing contracts with 11 railroads, including all of the major North American railroads, which give the Company access to more than 150,000 additional trailers and containers.

  Throughout its 90-year history, the Company has been in the business of sourcing fresh produce. Much of the Company's logistics expertise can be traced to its significant experience in handling perishable commodities. Due to the time-sensitive nature and quality requirements of the shipments, fresh produce represents a unique logistics challenge, and the distribution and transportation costs are significant compared with, and may exceed, the cost of the produce being shipped. The Company has developed a network of produce sources and maintains access to specialized equipment and transportation modes designed to ensure timely delivery of uniform quality produce. In response to demand from large grocery retailers and food service distributors, the Company has developed its own brand of produce, The Fresh 1/(R)/, which is sourced through various relationships and packed to order through contract packing agreements. The Company has also leveraged its food sourcing and logistics expertise into the sourcing of food ingredients on behalf of food manufacturers.

  The Company's unique business philosophy has accounted for its strong historical results and has positioned the Company for continued growth. The Company's principal competitive advantage is its large decentralized branch network, staffed by nearly 1,300 salespersons who are employees rather than agents. These branch employees are in close proximity to both customers and carriers which facilitates quick responses to customers' changing needs. Branch employees act as a team in both marketing the Company's services and providing these services to individual customers. The Company compensates its branch employees principally on the basis of their branch's profitability, which in the Company's opinion produces a more service-oriented, focused and creative sales force. The Company is substantially owned by more than 700 of its employees, and, following this offering, these employees will continue to own more than 75% of the Company's

Common Stock. The Company's recently adopted Stock Incentive Plan and Stock Purchase Plan will allow for even broader equity participation by employees following this offering.

  Growth within the logistics industry is being driven by the continuing trend of companies outsourcing their logistics needs in order to focus on their core businesses, better manage just-in-time inventory systems and reduce costs. According to a leading industry consultant, the available domestic market for third-party logistics providers was $421 billion in 1996, only 5.9%, or $25 billion, of which was actually generated by third-party logistics providers. This same consultant predicts the market for third-party logistics to double to $50 billion by the year 2000, representing approximately 10% of the estimated $474 billion domestic market. The international logistics market is estimated at three to four times the domestic market, and both the domestic and international markets are highly fragmented.

  The Company's strategy for future growth is to expand the following:

  . Core transportation business. The Company believes there are significant opportunities to gain more transportation business from both existing and new customers through its existing branch network. The Company also believes it can selectively add domestic branches in response to customer demand and opportunities to serve new customers in new geographic areas.

  . International markets. The Company intends to open additional international branches to serve the local needs of its existing multinational customer base and gain new customers throughout the world. For example, after many years of providing logistics services to an international snack food company in North America, the Company was recently designated as this customer's international logistics partner. The Company has implemented a comprehensive logistics solution for this customer in Europe and is currently developing a similar solution in South Africa and South America.

  . Enhanced logistics services. In recent years, the Company has been providing an expanded range of enhanced logistics services. The Company believes there are significant opportunities to increase the level of logistics services it provides to its customers. The Company intends to offer increasingly sophisticated logistics services to customers in order to provide greater efficiencies and reduce costs throughout the customers' supply chains.

  The Company was reincorporated in Delaware in 1997 as the successor to a business existing, in various legal forms, since 1905. The Company's corporate office is located at 8100 Mitchell Road, Eden Prairie, Minnesota 55444-2248, and its telephone number is (612) 937-8500. Its web site address is www.chrobinson.com. The Company has recently put up for sale its consumer finance business and its results of operations and net assets are now reflected as discontinued operations in its consolidated financial statements and consolidated financial data included elsewhere herein. Accordingly, this Prospectus does not include information on the historical operations of that business.



                                 THE OFFERING

Common Stock offered by the Selling Stockholders......                   10,578,396 shares
Common Stock outstanding after the offering...........                   41,264,621 shares(1)
Use of proceeds.......................................                   The Company will not receive any of the proceeds
                                                                         from the sale of the Common Stock by the
                                                                         Selling Stockholders.
Proposed Nasdaq National Market symbol ...............                   CHRW

_____________________
(1) Excludes (i) 457,917 shares of Common Stock issuable upon exercise of options granted immediately prior to this offering at an exercise price per share equal to the public offering price shown on the cover page of this Prospectus, none of which is currently exercisable, and (ii) an additional 3,542,083 shares of Common Stock reserved for future issuance under the Company's 1997 Omnibus Stock Plan (the "Stock Incentive Plan") and the 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"). See "Management-- New Incentive Plans."

            DIVIDENDS, STOCK REPURCHASE PROGRAM AND NON-CASH CHARGE

  The Company's ability to generate substantial amounts of cash flow from operations has enabled it to make annual repurchases of its Common Stock and, for more than 50 years, to pay annual dividends to its stockholders. The Company anticipates that it will pay regular quarterly dividends beginning in December 1997, initially at the rate of $0.06 per share per quarter. The declaration of dividends by the Company is subject to the discretion of the Board of Directors.

  The Company's Board of Directors has authorized a stock repurchase program under which up to 1,000,000 shares of Common Stock may be repurchased. Shares repurchased will be used to reduce shares outstanding and may be reissued to employees pursuant to the recently adopted Stock Incentive Plan. Such purchases may be made from time to time at prevailing prices in the open market, by block purchase and in private transactions in compliance with the rules of the Securities and Exchange Commission (the "Commission"). The Company intends to fund repurchases with internally generated funds. See "Dividends and Stock Repurchase Program."

  Pursuant to Commission rules related to stock issued or sold to employees at prices below the initial public offering price during the 12 months preceding the effective date of an initial public offering, the Company will record an $18.6 million non-recurring, non-cash compensation charge at the effective date of this offering. This charge relates to 1,237,000 shares sold to employees by retired employees under the Company's book value stock purchase program and 282,000 shares issued under the Company's existing incentive plans, and represents the aggregate difference between book value (the amount expensed by the Company for restricted shares upon issuance or the amount paid by employees upon purchase of stock) and an assumed estimated public offering price of $16.00 per share. See "Management -- Existing Incentive Plans."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
               (Dollars in thousands, except per share amounts)

                                                                                                             Six Months Ended
                                                           Year Ended December 31,                               June 30,
                                           -----------------------------------------------------------     ---------------------
                                              1992        1993         1994         1995        1996          1996       1997(1)
                                           --------     --------    ---------     --------    --------     ---------   ---------
STATEMENT OF OPERATIONS DATA:
 Gross revenues................            $968,893   $1,095,815   $1,257,946   $1,445,975   $1,605,905    $ 775,024    $855,152
 Net revenues(2)...............              90,408      108,713      135,599      160,094      179,069       86,920      99,156
 Selling, general and
  administrative expenses......              68,030       81,030       95,088      115,114      129,040       62,571      72,465
 Income from operations........              22,378       27,683       40,511       44,980       50,029       24,349      26,691
 Net income from
  continuing operations........              14,449       17,844       24,141       29,455       32,442       15,685      17,233
 Net income from discontinued
  operations(3)................               1,846        2,411        2,964        2,086        2,158        1,083         900
 Net income....................              16,295       20,255       27,105       31,541       34,600       16,768      18,133
 Net income from
   continuing operations
   per share...................            $   0.28    $    0.36     $   0.52     $   0.67   $      0.78    $    0.37     $  0.42
 Weighted average number
  of shares outstanding
  (in thousands)...............              52,106       48,961       46,277       43,915       41,780       42,163      41,299
 Dividends per share...........            $  0.073    $   0.087     $  0.108     $  0.130   $     0.185    $   0.010     $ 0.020
OPERATING DATA (AT END
 OF PERIOD):
 Branches......................                  75           81           89           99          108          104         113
 Employees ....................               1,050        1,183        1,403        1,436        1,665        1,563       1,801
 Average net revenues
  per branch...................            $  1,247    $   1,392     $  1,597     $  1,683   $    1,717    $     856     $   901

                                                                                                         June 30, 1997
                                                                                                  -----------------------------
                                                                                                      Actual    Pro Forma(4)
                                                                                                  -----------------------------
BALANCE SHEET DATA:
  Working capital................................................................................   $  131,264    $  104,367
  Total assets...................................................................................      361,160       332,030
  Total long-term debt...........................................................................           --           --
  Stockholder's investment.......................................................................      171,366       144,469

___________________
(1) Pursuant to Commission rules related to stock issued or sold to employees at prices below the initial public offering price during the 12 months preceding the effective date of an initial public offering, the Company will record an $18.6 million non-recurring, non-cash compensation charge at the effective date of this offering. This charge relates to 1,237,000 shares sold to employees by retired employees under the Company's book value stock purchase program and 282,000 shares issued under the Company's existing incentive plans, and represents the aggregate difference between book value (the amount expensed by the Company for restricted shares upon issuance or the amount paid by employees upon purchase of stock) and an assumed estimated public offering price of $16.00 per share. See "Management -- Existing Incentive Plans." If the $18.6 million non-recurring, non-cash compensation expense had been recorded in the six month period ended June 30, 1997, net loss from continuing operations would have been $425,000, or a $0.01 loss per share.
(2) Net revenues are determined by deducting cost of transportation and products from gross revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) Discontinued operations include the Company's equipment lease financing business, which was disposed of in 1994, and the Company's consumer finance business. In July 1997, the Company approved a plan to sell its consumer finance business, which the Company expects to be completed by the end of 1997.
(4) Pro forma to give effect to: (i) an anticipated tax benefit of approximately $36 million resulting from the tax effect of termination, in connection with this offering, of restrictions on restricted stock issued to employees, which will be credited to stockholders' investment, (ii) a dividend of $1.50 per share ($61.9 million in the aggregate) which purchasers in this offering will not receive, (iii) an $18.6 million non-recurring, non-cash compensation charge, and (iv) $1 million of estimated expenses of this offering. Pro forma amounts do not reflect the expected sale of the Company's consumer finance business nor any gain on the sale of such business.

                                  RISK FACTORS

   In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating an investment in the Common Stock.

   Possible Effect of Economic Developments. The transportation industry historically has been cyclical as a result of economic recession, customers' business cycles, increases in prices charged by third party carriers, interest rate fluctuations, and other economic factors over which the Company has no control. Increased operating expenses incurred by third party carriers can be expected to result in higher transportation costs, and the Company's net revenues and income from operations would be adversely affected if it were unable to pass through to its customers the full amount of increased transportation costs. Economic recession or a downturn in customers' business cycles, particularly in industries in which the Company has a large number of customers, also could have a material adverse effect on the Company's operating results if the volume of freight shipped by those customers were also reduced. See "Business--Overview and Strategy."

   Dependence on Equipment and Services Availability. The Company is dependent in part on the availability of truck, rail, ocean and air services provided by independent third parties. There have historically been periods of equipment shortages in the transportation industry, particularly among truckload carriers. If the Company were unable to secure sufficient equipment or other transportation services to meet its customers' needs, its results of operations could be materially adversely affected, and customers could seek to have their transportation and logistics needs met by other third parties on a temporary or permanent basis. See "Business--Relationships with Carriers."

   Risks Associated with International Business. An increasing portion of the Company's business is providing services within and between continents. Doing business outside of the United States is subject to various risks, including changing economic and political conditions in the United States and abroad, major work stoppages, exchange controls, currency fluctuations, armed conflicts, unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. Significant expansion in foreign countries will expose the Company to increased risk of loss from foreign currency fluctuations and exchange controls as well as longer accounts receivable payment cycles. The Company has no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter its business practices in time to avoid the adverse effect of any such changes. See "Business--Overview and Strategy."

   Risks Associated with Managing a Growing Business. The Company's continued success depends upon its ability to attract and retain a large group of motivated salespersons and other logistics professionals. If the Company were unable to recruit and retain a sufficient number of personnel, it would be forced to limit its growth. There can be no assurance that the Company will be able to continue to hire and retain a sufficient number of qualified personnel. The Company's rapid expansion of operations has placed demands on its management and operating systems. Continued expansion will depend in large part on the Company's ability to develop successful salespersons into managers and to implement enhancements to its information systems and adapt those systems to the changes in its business and the requirements of its customers. See "Business-- Organization" and "-- Communications and Information Systems."

   Competition. The transportation services industry is highly competitive and fragmented. The Company competes against other non-asset based logistics companies as well as asset-based logistics companies, third-party freight brokers and carriers offering logistics services. The Company also competes against carriers' internal sales forces and shippers' transportation departments. It also buys and sells transportation services from and to many companies with which it competes. Historically, competition has created downward pressure on freight rates, and continuation of this rate pressure may adversely affect the Company's net revenues and income from operations. See "Business--Competition."

   Seasonality. In the transportation industry generally, results of operations show a seasonal pattern as customers reduce shipments during and after the winter holiday season. In recent years, the Company's operating income and earnings have been higher in the second and third quarters than in the first and fourth quarters. The Company expects this seasonality to continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Availability and Pricing of Produce. The Company's sourcing business is dependent upon the availability and price of fresh produce, which is affected by government food safety regulation, growing conditions, such as drought, insects and disease, and other conditions over which the Company has no control. Shortages or overproduction of fresh produce affect the pricing of fresh produce, and prices are often highly volatile. See "Business--Sourcing."

   Risks Associated with Fresh Produce. The Company sources and resells fresh produce. Agricultural chemicals used on agricultural commodities intended for human consumption are subject to various approvals, and the commodities themselves are subject to regulations on cleanliness and contamination.
Concern about particular chemicals and alleged contamination has led to recalls of products, and tort claims have been brought by consumers of allegedly affected produce. Because the Company is a seller of produce, it may have legal responsibility arising from sale. While the Company carries product liability coverage of $75 million, settlement of class action claims is often costly, and the Company cannot assure that its liability coverage will be adequate and will continue to be available. In addition, in connection with any recall, the Company may be required to bear the cost of repurchasing, transporting and destroying any allegedly contaminated product, for which it is not insured. Any recall or allegation of contamination could affect the Company's reputation, particularly of its The Fresh 1/(R)/ brand. Loss due to spoilage (including the need for disposal) is also a routine part of the sourcing business. See "Business--Risk Management and Insurance."

   Government Regulation. The Company is licensed by the Department of Transportation (the "DOT") as a broker in arranging for the transportation of general commodities by motor vehicle. The DOT prescribes qualifications for acting in this capacity, including certain insurance and surety bond requirements. The Company is also licensed by the Federal Maritime Commission as an ocean freight forwarder and maintains a non-vessel operating common carrier bond, and is licensed by the United States Customs Service of the Department of the Treasury. The Company sources fresh produce under a license issued by the Department of Agriculture. The Company's failure to comply with the laws and regulations applicable to entities holding these licenses could have a material adverse effect on the Company's results of operations or financial condition. The transportation industry is subject to legislative or regulatory changes that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, transportation services. See "Business--Regulation."

   Importance of Major Clients. The Company derives a significant portion of its gross revenues from its largest clients. The Company's 10, 20 and 50 largest clients accounted for approximately 15%, 22% and 31% of the Company's gross revenues, respectively, in 1996. The sudden loss of a number of the Company's major clients could have a material adverse effect on the Company. See "Business--Customers and Marketing."

   Change in Corporate Culture. For many years, employees have broadly participated in the ownership of the Company, and more than 700 employees and a few retired employees currently own substantially all of its outstanding Common Stock. Consequently, employees consider themselves the owners of the Company. Upon completion of this offering and lapse of restrictions on employees' ability to resell their shares of Common Stock, a larger portion of the Common Stock will be in the hands of the public, and the Company's employees will have significant liquid assets. This change in structure and liquidity may adversely affect employee motivation. The Company has also issued restricted stock as an incentive, and employees owning Common Stock have profited from the growth in the book value of the Common Stock. The Company intends to replace its current stock program with new stock-based programs, but is unable to predict whether the substitution of the new plans will be perceived as being a less valuable form of compensation, thereby adversely affecting employee performance. If the Company finds that it must initiate new incentive programs, its results of operations could be adversely affected. See "Management--Existing Incentive Plans" and "--New Incentive Plans."

   Dependence on Management. The Company is highly dependent upon the continued services of its senior management team, none of whom has an employment agreement with the Company. The sudden loss of the services of several members of senior management could have a material adverse effect on the Company. See "Business-- Management."

   Certain Charter, Bylaw and Statutory Anti-Takeover Provisions. The
Company's Certificate of Incorporation and By-laws provide for a classified Board of Directors, restrict the ability of stockholders to call special meetings or take stockholder action by written consent and contain advance notice requirements for stockholder proposals and nominations and special voting requirements for the amendment of the Company's Certificate of Incorporation and By-laws. These provisions could delay or hinder the removal of incumbent directors and could discourage or make more difficult a proposed merger, tender offer or proxy contest involving the Company or may otherwise have an adverse effect on the market price of the Common Stock. The Company also will be subject to provisions of Delaware corporate law that will restrict the Company from engaging in certain business combinations with an interested stockholder, unless certain conditions are met or the business combination is approved by the Board of Directors and/or the Company's stockholders in a prescribed manner. These provisions also could render more difficult or discourage a merger, tender offer or other similar transaction. See "Description of Capital Stock."

   The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, could have the effect of discouraging, or making more difficult, a third party's acquisition of a majority of the Company's outstanding voting stock. The Company has no present plans to issue any shares of preferred stock. See "Description of Capital Stock--Preferred Stock."

   One preferred share purchase right (a "Right") is attached to each share of Common Stock outstanding, including the Common Stock offered hereby. The Rights will have certain anti-takeover effects. If triggered, the Rights would cause substantial dilution to a person or group of persons that acquires more than 15% of the Common Stock on terms not approved in advance by the Board. The Rights are intended to discourage or make more difficult a merger, tender offer or other similar transactions not approved by the Board, regardless of whether the stockholders favor any such transactions. See "Description of Capital Stock-- Stockholder Rights Plan."

   Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock or their availability for sale in the public market following this offering may adversely affect prevailing market prices for the Common Stock. Upon consummation of this offering, the Company will have 41,264,621 shares of Common Stock outstanding. All of the 10,578,396 shares of Common Stock offered hereby will be freely tradeable without restriction or further registration unless acquired by "affiliates" of the Company as defined in Rule 144 under the Securities Act. In connection with this offering, the Company and its officers, directors and other Selling Stockholders, who will beneficially own an aggregate of 18,513,775 shares of Common Stock after this offering, have agreed not to sell or otherwise dispose of any shares, directly or indirectly, for one year from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. In addition, all other current stockholders, who beneficially own an aggregate of 12,172,450 shares of outstanding Common Stock, will be prohibited for a period of six months from transferring Common Stock they currently hold except upon death or to family members or trusts that take subject to the same restrictions. See "Shares Eligible for Future Sale."

   No Prior Public Market; Determination of Offering Price; Stock Price Volatility. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price was determined through negotiations among the Company, the Selling Stockholders and the Representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after this offering. See "Underwriting" for a discussion of the factors that were considered in determining the initial offering price. The market price of the Common Stock may be volatile and be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new services by the Company or its competitors, developments with respect to conditions and trends in the logistics or transportation industries served by the Company, changes in governmental regulation, changes in estimates by securities analysts of the Company's future financial performance, general market conditions and other factors. In addition, the stock markets have from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies for reasons often unrelated to their operating performance.

   Immediate and Substantial Dilution. The initial public offering price is substantially higher than the pro forma net tangible book value per share of Common Stock. Purchasers of shares of Common Stock in this offering will incur immediate and substantial dilution of $12.66 in the pro forma net tangible book value per share of the Common Stock, assuming an initial public offering price of $16.00 per share. See "Dilution."


                                USE OF PROCEEDS

   The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders.


            DIVIDENDS, STOCK REPURCHASE PROGRAM AND NON-CASH CHARGE

   The Company's ability to generate substantial amounts of cash flow from operations has enabled it to make annual repurchases of its Common Stock and, for more than 50 years, to pay annual dividends to its stockholders. For 1995 and 1996, the Company paid aggregate annual dividends of $0.13 per share and $0.185 per share, respectively. The Board of Directors has declared an extraordinary cash dividend of $1.50 per share ($61.9 million in the aggregate) payable to stockholders of record immediately prior to this offering. Purchasers of Common Stock in this offering will not receive this dividend.

   The Company anticipates that it will pay regular quarterly dividends, beginning in December 1997, initially at the rate of $0.06 per share per quarter. The declaration of dividends by the Company is subject to the discretion of the Board of Directors. Any determination as to the payment of dividends will depend upon the results of operations, capital requirements and financial condition of the Company, and such other factors as the Board of Directors may deem relevant. Accordingly, there can be no assurance that the Board of Directors will declare or continue to pay dividends on the shares of Common Stock in the future.

   In order to provide a source of Common Stock for issuance in the near future pursuant to the recently adopted Stock Incentive Plan and Stock Purchase Plan, the Company's Board of Directors has authorized a stock repurchase program under which up to 1,000,000 shares of Common Stock may be repurchased. Such purchases may be made from time to time at prevailing prices in the open market, by block purchase and in private transactions in compliance with the rules of the Commission. The Company intends to fund repurchases with internally generated funds.

  Pursuant to Commission rules related to stock issued or sold to employees at prices below the initial public offering price during the 12 months preceding the effective date of an initial public offering, the Company will record an $18.6 million non-recurring, non-cash compensation charge at the effective date of this offering. This charge relates to 1,237,000 shares sold to employees by retired employees under the Company's book value stock purchase program and 282,000 shares issued under the Company's existing incentive plans, and represents the aggregate difference between book value (the amount expensed by the Company for restricted shares upon issuance or the amount paid by employees upon purchase of stock) and an assumed estimated public offering price of $16.00 per share. See "Management -- Existing Incentive Plans."

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of June 30, 1997, on an actual basis and pro forma to give effect to (i) an anticipated tax benefit of approximately $36 million resulting from the tax effect of termination, in connection with this offering, of restrictions on restricted stock issued to employees, which will be credited to stockholders' investment,
(ii) a dividend of $1.50 per share ($61.9 million in the aggregate) which purchasers in this offering will not receive, (iii) an $18.6 million non-recurring, non-cash compensation charge and (iv) $1 million of estimated expenses of the offering:

                                                          As of June 30, 1997
                                                          -------------------
                                                          Actual     Pro Forma
                                                          --------   ---------
                                                             (In thousands)
Total debt............................................... $     --    $     --
Stockholders' investment:
 Preferred stock, $.10 par value;
   20,000,000 shares authorized; none outstanding........       --          --
 Common stock, $.10 par value;
   130,000,000 shares authorized; 41,264,621
  shares issued and outstanding actual and pro forma (1).    4,126       4,126
 Additional paid-in capital..............................       --      54,558
 Foreign currency translation adjustment.................     (346)       (346)
 Retained earnings.......................................  167,586      86,131
                                                          --------    --------
   Total stockholders' investment........................ $171,366    $144,469
                                                          ========    ========

____________
(1) Excludes (i) 457,917 shares of Common Stock issuable upon exercise of options granted immediately prior to this offering at an exercise price per share equal to the public offering price shown on the cover page of this Prospectus, none of which is presently exercisable, and (ii) an additional 3,542,083 shares of Common Stock reserved for issuance under the Company's Stock Incentive Plan and Stock Purchase Plan. See "Management--New Incentive Plans."


                                   DILUTION

     The pro forma net tangible book value of the Company as of June 30, 1997 was $137.7 million or $3.34 per share of Common Stock. Pro forma net tangible book value is the Company's total tangible assets (total assets less intangible assets) less total liabilities at June 30, 1997, with certain adjustments arising from this offering. See "Capitalization." Pro forma tangible net worth per share is determined by dividing the pro forma net tangible book value by the number of outstanding shares of Common Stock. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock. The following table illustrates the per share dilution:

       Assumed initial public offering price per share...........  $ 16.00
       Pro forma net tangible book value per share...............     3.34
                                                                   -------
       Pro forma net tangible book value dilution per share......  $ 12.66
                                                                   =======

                     SELECTED CONSOLIDATED FINANCIAL DATA
               (Dollars in thousands, except per share amounts)

   The selected consolidated financial data for the Company for the years ended December 31, 1992 through 1996 have been derived from the Company's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The data for the six months ended June 30, 1996 and June 30, 1997 have been derived from the Company's unaudited consolidated financial statements which, in the opinion of the Company's management, contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto all included elsewhere herein.

                                                                                                             Six Months Ended
                                                           Year Ended December 31,                                 June 30,
                                    --------------------------------------------------------------------  -----------------------
                                         1992        1993          1994           1995         1996          1996        1997(1)
                                    ----------- ------------- ------------- -------------- -------------  ---------- ------------
STATEMENT OF OPERATIONS DATA:
  Gross revenues...................    $968,893    $1,095,815    $1,257,946     $1,445,975    $1,605,905    $775,024     $855,152
  Cost of transportation
   and products....................     878,485       987,102     1,122,347      1,285,881     1,426,836     688,104      755,996
                                    -----------    ----------    ----------     ----------    ----------    --------     --------
  Net revenues (2) ................      90,408       108,713       135,599        160,094       179,069      86,920       99,156
  Selling, general and
   administrative expenses.........      68,030        81,030        95,088        115,114       129,040      62,571       72,465
                                    -----------    ----------    ----------     ----------    ----------    --------     --------
  Income from operations...........      22,378        27,683        40,511         44,980        50,029      24,349       26,691
  Investment and
   other income (loss).............       1,181         2,144          (109)         2,925         3,095       1,391        1,881
                                    -----------    ----------    ----------     ----------    ----------    --------     --------
  Income from continuing
   operations before pro-
   vision for income taxes.........      23,559        29,827        40,402         47,905        53,124      25,740       28,572
  Provision for income taxes.......       9,110        11,983        16,261         18,450        20,682      10,055       11,339
                                    -----------    ----------    ----------     ----------    ----------    --------     --------
  Net income from
   continuing operations...........      14,449        17,844        24,141         29,455        32,442      15,685       17,233
  Net income from discontinued
   operations (3)..................       1,846         2,411         2,964          2,086         2,158       1,083          900
                                    -----------    ----------    ----------     ----------    ----------    --------     --------
  Net income.......................    $ 16,295      $ 20,255      $ 27,105       $ 31,541      $ 34,600    $ 16,768     $ 18,133
                                    ===========    ==========    ==========     ==========    ==========    ========     ========
  Per share data:
   Net income from continuing
   operations......................    $   0.28      $   0.36      $   0.52       $   0.67      $   0.78   $   0 .37     $   0.42
   Net income from discontinued
   operations......................        0.03          0.05          0.07           0.05          0.05       0 .03         0.02
                                    -----------    ----------    ----------     ----------    ----------    --------     --------
   Net income......................    $   0.31      $   0.41      $   0.59       $   0.72      $   0.83   $    0.40     $   0.44
                                    ===========    ==========    ==========     ==========    ==========    ========     ========
  Weighted average number
   of shares outstanding
   (in thousands)..................      52,106        48,961        46,277         43,915        41,780      42,163       41,299
  Dividends per share..............    $  0.073      $  0.087      $  0.108       $  0.130      $  0.185   $   0.010     $  0.020
OPERATING DATA (AT END
  OF PERIOD):
  Branches.........................          75            81            89             99           108         104          113
  Employees........................       1,050         1,183         1,403          1,436         1,665       1,563        1,801
  Average net revenues per
   branch..........................    $  1,247      $  1,392      $  1,597       $  1,683      $  1,717   $     856     $    901
BALANCE SHEET DATA (AT
  END OF PERIOD):
  Working capital..................    $ 61,875      $ 64,600      $ 86,122       $ 97,144      $114,070   $ 107,452     $131,264
  Total assets.....................     167,926       202,282       246,528        285,517       320,780     312,643      361,160
  Total long-term debt.............          --            --            --             --            --          --           --
  Stockholders' investment.........      84,664        95,899       112,784        133,339       154,428     142,502      171,366

__________________
(1) Pursuant to Commission rules related to stock issued or sold to employees at prices below the initial public offering price during the 12 months preceding the effective date of an initial public offering, the Company will record an $18.6 million non-recurring, non-cash compensation charge at the effective date of this offering. This charge relates to 1,237,000 shares sold to employees by retired employees under the Company's book value stock purchase program and 282,000 shares issued under the Company's existing incentive plans, and represents the aggregate difference between book value (the amount expensed by the Company for restricted shares upon issuance or the amount paid by employees upon purchase of stock) and an assumed estimated public offering price of $16.00 per share. See "Management -- Existing Incentive Plans." If the $18.6 million non-recurring, non-cash compensation charge had been recorded in the six month period ended June 30, 1997, net loss from continuing operations would have been $425,000, or a $0.01 loss per share.
(2) Net revenues are determined by deducting cost of transportation and products from gross revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) Discontinued operations include the Company's equipment lease financing business, which was disposed of in 1994, and the Company's consumer finance business. In July 1997, the Company approved a plan to sell its consumer finance business, which the Company expects to be completed by the end of 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

   The selected consolidated financial and operating data of the Company set forth certain information with respect to the Company's financial position and results of operations that should be read in conjunction with the following discussion and analysis. The following does not include an analysis of the Company's consumer finance business, which is now accounted for as a discontinued operation as a result of the Company's decision in July 1997 to sell this business.

   Gross revenues represent the total amount of services and goods sold by the Company to its customers. Costs of transportation and products include direct costs of transportation contracted by the Company, including motor carrier, intermodal, ocean, air, and other costs, and the purchase price of products sourced by the Company. The Company acts principally as a service provider to add value and expertise in the execution and procurement of these services for its customers. The net revenues of the Company (gross revenues less costs of transportation and products) are the primary indicator of the Company's ability to source, add value and resell services and products that are provided by third parties, and are considered by management to be the primary measurement of growth for the Company. Accordingly, the discussion of results of operations below focuses on the changes in the Company's net revenues.

   Historically, the Company had a deferred compensation plan which provided for the issuance of restricted stock to certain employees. Further, Robinson had stock repurchase agreements in place with all employee-owners which allowed active employees to purchase the shares when other stockholders' employment with the Company ceased. Such arrangements allowed for broad-based employee ownership and the orderly exit of stockholder/employees under a net book value based system. In connection with this offering, the Company is terminating these plans and replacing them with stock-based incentive plans more typical of a publicly held company and will receive a tax benefit estimated at $36 million. At the effective date of this offering, the Company will record a non-recurring, non-cash compensation expense totaling $18.6 million to conform with Commission requirements to account for the restricted stock issued to employees under existing incentive plans and the purchase of outstanding stock by certain employees from retiring employees at prices below the initial public offering price during the 12 months preceding the date of this offering ("cheap stock").

   In the transportation industry generally, results of operations show a seasonal pattern as customers reduce shipments during and after the winter holiday season. In recent years, the Company's operating income and earnings have been higher in the second and third quarters than in the first and fourth quarters. The Company expects this seasonality to continue. Inflation has not materially affected the Company's operations due to the very short-term, transactional basis of its business.

RESULTS OF OPERATIONS

   The following table represents certain income statement data shown as percentages of the Company's gross revenues:

                                                                           Six Months Ended
                                      Year Ended December 31,                  June 30,
                                   ------------------------------         -------------------
                                     1994       1995       1996             1996       1997
                                   --------   --------   --------         --------   --------
Gross revenues.................       100.0%     100.0%     100.0%           100.0%     100.0%
Cost of transportation and
 products......................        89.2       88.9       88.9             88.8       88.4
                                   --------   --------   --------         --------   --------
Net revenues...................        10.8       11.1       11.1             11.2       11.6
Selling, general and
 administrative expenses.......         7.6        8.0        8.0              8.1        8.5
                                   --------   --------   --------         --------   --------
Income from operations.........         3.2        3.1        3.1              3.1        3.1
Investment and
 other income (loss)...........          --        0.2        0.2              0.2        0.2
                                   --------   --------   --------         --------   --------
Income from continuing
 operations before provision
 for income taxes..............         3.2        3.3        3.3              3.3        3.3
Provision for income taxes.....         1.3        1.3        1.3              1.3        1.3
                                   --------   --------   --------         --------   --------
Net income from continuing
 operations....................         1.9        2.0        2.0              2.0        2.0
Net income from discontinued
 operations....................         0.2        0.2        0.1              0.1        0.1
                                   --------   --------   --------         --------   --------
Net income.....................         2.1%       2.2%       2.1%             2.1%       2.1%
                                   ========   ========   ========         ========   ========

_____________

    The following table summarizes net revenue and transactions by service line:

                                                  Year Ended December 31,                        Six Months Ended June 30,
                                  --------------------------------------------------------    --------------------------------
                                    1994        1995       Change       1996       Change       1996        1997       Change
                                  --------    --------    --------    --------    --------    --------    --------    --------
Net revenue (in thousands):
  Transportation................  $ 99,287    $117,021       17.9%    $133,246       13.9%    $ 62,593    $ 75,682       20.9%
  Sourcing......................    32,447      38,207       17.8       39,252        2.7       21,382      19,662       (8.0)
  Information services..........     3,865       4,866       25.9        6,571       35.0        2,945       3,812       29.4
                                  --------    --------                --------                --------    --------
    Total.......................  $135,599    $160,094       18.1     $179,069       11.9     $ 86,920    $ 99,156       14.1
                                  ========    ========                ========                ========    ========
Transactions (in thousands):
  Transportation................       610         675       10.7          830       23.0          394         473       20.1
  Sourcing......................        81          99       22.2          105        6.1           54          54         --
  Information services..........     2,854       3,861       35.3        5,647       46.3        2,699       3,623       34.2
Net revenue per transaction:
  Transportation................  $ 162.77    $ 173.36        6.5     $ 160.54       (7.4)     $158.87     $160.00        0.7
  Sourcing......................    400.58      385.93       (3.7)      373.83       (3.1)      395.96      364.11       (8.0)
  Information services..........      1.35        1.26       (6.7)        1.16       (7.9)        1.09        1.05       (3.7)

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

   Revenues. Gross revenues for the six months ended June 30, 1997, were $855.2 million, an increase of 10.3% over gross revenues of $775.0 million for the six months ended June 30, 1996. Net revenues for the six months ended June 30, 1997 were $99.2 million, an increase of 14.1% over net revenues of $86.9 million for the six months ended June 30, 1996, resulting from an increase in net revenues from transportation services of 20.9% to $75.7 million, offset by a decrease in net revenues from sourcing of 8.0% to $19.7 million. Information services net revenues increased by 29.4% to $3.8 million.

   The increase in transportation net revenues was due to a 20.1% increase in transaction volume from a significant expansion of business with current domestic and international customers, particularly larger accounts, and from new domestic and international customers. The Company opened seven new U.S. and two new international branches between June 30, 1996 and June 30, 1997.

   Sourcing net revenues decreased primarily due to the elimination in December 1996 of a program at a large branch to source and distribute various seafood and other products, which was partially offset by net revenue growth from a branch that sources produce for the Company's large retail chain customers.

   Information services net revenues increased because of significant increases in the number of transactions for all services. Because the number of lower-priced electronic transactions increased faster than the number of manual transactions, there was a 3.7% decrease in net revenues per transaction.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses were $72.5 million for the six months ended June 30, 1997, an increase of 15.8% over $62.6 million for the six months ended June 30, 1996. Selling, general and administrative expenses as a percent of gross revenue increased from 8.1% for the six months ended June 30, 1996 to 8.5% for the six months ended June 30, 1997, due primarily to higher personnel costs from additional staffing and new warehouse expenses to support the Company's growth.

   Income from Operations. Income from operations was $26.7 million for the six months ended June 30, 1997, an increase of 9.6% over $24.3 million for the six months ended June 30, 1996.

   Investment and Other Income (Loss). Investment and other income (loss) was $1.9 million for the six months ended June 30, 1997, an increase of 35.2% over $1.4 million for the six months ended June 30, 1996, due to a combination of higher average levels of cash and other liquid investments and higher overall rates of return on such funds.

   Provision for Income Taxes. The effective income tax rates for continuing operations were 39.7% and 39.1% for the six months ended June 30, 1997 and 1996, respectively. The effective income tax rate for both periods is greater than the statutory federal income tax rate primarily due to state income taxes, net of the federal benefit.

   Net Income from Continuing Operations. Net income from continuing operations was $17.2 million for the six months ended June 30, 1997, an increase of 9.9% over $15.7 million in the first half of 1996. Net income from continuing operations per share increased by 13.5% to $0.42 per share in the first half of 1997 compared to $0.37 per share in the first half of 1996, primarily due to an increase in net income and partly as a result of a decrease in shares outstanding due to the Company's share repurchase program.

1996 COMPARED TO 1995

   Revenues. Gross revenues for 1996 were $1.6 billion, an 11.1% increase over gross revenues of $1.4 billion for 1995. Net revenues for 1996 were $179.1 million, an 11.9% increase over net revenues of $160.1 million for 1995. Transportation net revenues were $133.2 million, an increase of 13.9% over net revenues in 1995 of $117.0 million. Sourcing net revenues were $39.3 million, an increase of 2.7% over net revenues in 1995 of $38.2 million. Information services net revenues were $6.6 million, an increase of 35.0% over net revenues in 1995 of $4.9 million.

   The transportation net revenue increase resulted primarily from a 23.0% increase in the number of transactions, including a 27.0% transaction volume increase in motor carrier transportation. The volume increase came from both existing customers (particularly large accounts) and new customers. This volume increase was offset by a 7.4% reduction in average net revenue of $12.82 per transaction. Net revenues per transaction in 1995 had been unusually high due to motor carrier overcapacity resulting in lower costs of purchased transportation.

   The increase in net revenues from sourcing primarily resulted from a 6.1% increase in the number of transactions, partially offset by a 3.1% decline in net revenues per transaction. Net revenues per transaction were adversely affected by a write-off of approximately $1.0 million in connection with the elimination of a sourcing and distribution program for seafood and other products that had been initiated in early 1996.

   Information service net revenues increased primarily due to a 46.3% increase in transaction volume for all services. An increasingly higher percentage of lower-priced electronic transactions resulted in a 7.9% decrease in net revenues per transaction.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses were $129.0 million for 1996, an increase of 12.1% over 1995. The increase was due primarily to higher personnel costs from additional staffing and new warehouse expenses to support the Company's growth. Selling, general and administrative expenses as a percent of gross revenues remained constant at 8.0%.

   Income from Operations. Income from operations was $50.0 million for 1996, an increase of 11.2% over $45.0 million for 1995.

   Investment and Other Income (Loss). Investment and other income (loss) was $3.1 million for 1996, an increase of 5.8% over 1995, as the average amount of funds available for short-term investment increased in 1996.

   Provision for Income Taxes. The effective income tax rates for continuing operations were 38.9% in 1996 and 38.5% in 1995. The adjusted effective income tax rate for 1996 and the effective income tax rate for 1995 are higher than the statutory federal income tax rate primarily due to state income taxes, net of the federal benefit.

   Net Income from Continuing Operations. Net income from continuing operations for 1996 was $32.4 million, an increase of 10.1% from $29.5 million in 1995. Net income from continuing operations per share for 1996 was $0.78 per share versus $0.67 per share for 1995.

1995 COMPARED TO 1994

   Revenues. Gross revenues for 1995 were $1.4 billion, an increase of 14.9% over gross revenues of $1.3 billion for 1994. Net revenues for 1995 were $160.1 million, an increase of 18.1% over net revenues of $135.6 million for 1994. Transportation net revenues were $117.0 million, an increase of 17.9% over 1994 net revenues of $99.3 million. Sourcing net revenues were $38.2 million, an increase of 17.8% over 1994 net revenues of $32.4 million. Information services net revenues were $4.9 million, an increase of 25.9% over 1994 net revenues of $3.9 million.

   An increase of 10.7% in transportation transaction volume and a 6.5% increase in the average net revenues per transaction resulted in the 17.9% overall increase in transportation net revenues. Transaction volume increases came from both existing customers and new customers. The net revenue per transaction increase resulted from favorable market conditions for the purchasing of transportation services due to motor carrier overcapacity.

   The sourcing net revenue increase resulted from a significant volume increase from a new sourcing program for a large grocery retailer. In addition, one branch's sourcing revenues from two large retailers increased approximately 90% to $2.3 million.

   Information service net revenues increased primarily due to a 35.3% increase in transaction volume. An increasingly higher percentage of lower-priced electronic transactions resulted in a 6.7% decrease in net revenues per transaction.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses were $115.1 million for 1995, an increase of 21.1% over 1994. Selling, general and administrative expenses increased as a percent of gross revenues from 7.6% in 1994 to 8.0% in 1995 primarily due to additional warehouse expenses to support the Company's expanded services.

   Income from Operations. Income from operations was $45.0 million for 1995, an increase of 11.0% over $40.5 million for 1994.

   Investment and Other Income (Loss). Investment and other income (loss) was $2.9 million for 1995, versus a $100,000 loss in 1994. During 1994, a loss of approximately $1.9 million was incurred on an investment, which was subsequently liquidated.

   Provision for Income Taxes. The effective income tax rate on continuing operations was 38.5% and 40.2% for 1995 and 1994, respectively. The effective income tax rate for both periods was higher than the statutory federal income tax rate due primarily to state income taxes, net of the federal benefit.

   Net Income from Continuing Operations. Net income from continuing operations for 1995 was $29.5 million, an increase of 22.0% over $24.1 million in 1994. Net income from continuing operations per share for 1995 was $0.67 per share, an increase of 28.8% compared with $0.52 per share for 1994.

LIQUIDITY AND CAPITAL RESOURCES

   The Company has historically generated substantial cash from operations which has enabled it to fund its growth while paying cash dividends and repurchasing stock from retiring employees. Cash and cash equivalents at June 30, 1997, totaled $40.3 million compared to $42.6 million at December 31, 1996. Available-for-sale securities were $50.2 million at June 30, 1997, compared to $42.7 million at December 31, 1996. Working capital at June 30, 1997 totaled $131.3 million. The Company has had no long-term debt for the last five years.

   The shares offered hereby will be sold by current stockholders of the Company. Accordingly, the Company will receive no proceeds from the sale of these shares. Certain transactions associated with the sale of shares will have an effect on the liquidity and capitalization of the Company.

   The Company believes that proceeds arising from the sale of the consumer finance business will be in excess of the recorded carrying value of the net assets of discontinued operations of $12.5 million. The Company also will receive an estimated $36 million tax benefit from removing restrictions on shares previously awarded to employees. In addition the Company has declared a special cash dividend of $1.50 per share ($61.9 million in total) on all shares outstanding immediately prior to consummation of this offering. The sale of the consumer finance business and the tax benefit noted above are expected to offset substantially all the cash required for the special dividend.

   Management believes that the Company's available cash, together with expected future cash generated from operations, are expected to be sufficient to satisfy its anticipated needs for working capital, capital expenditures, cash dividends and stock repurchases. In addition, the Company has $17.5 million available under its existing lines of credit.

   Operating Activities. Cash provided by operations totaled $33.0 million, $38.2 million and $35.4 million for 1994, 1995 and 1996, respectively. Cash provided by operations for the six months ended June 30, 1996 and six months ended June 30, 1997, totaled $10.6 million and $12.3 million, respectively. Cash provided by operations in 1995 was higher than 1994 and 1996 primarily due to the timing of accounts receivable collections and the payment of accounts payable.

   Investing Activities. Cash provided by (used for) investing activities was $9.5 million, ($35.5) million and ($12.7) million for 1994, 1995 and 1996, respectively. Cash provided by (used for) investing activities for the six months ended June 30, 1996 and six months ended June 30, 1997, was $2.0 million and ($12.5) million, respectively. The Company's primary use of cash for investing activities during 1994, 1995 and 1996 and for the six months ended June 30, 1996 and six months ended June 30, 1997 related to the purchase of marketable securities, as well as additions to equipment. The Company regularly invests its cash primarily in investment grade fixed-income securities in order to obtain a higher rate of return on available funds. During the periods presented, significant fluctuations in cash flows from investing activities have occurred due to purchases and sales of securities available for sale.

   Financing Activities. Cash used for financing activities totaled $15.3 million, $13.5 million and $14.5 million for 1994, 1995 and 1996, respectively. Cash used for financing activities for the six months ended June 30, 1996 and six months ended June 30, 1997, totaled $7.2 million and $2.1 million, respectively. Cash used for financing activities for all periods primarily consists of repurchases of stock under the Company's book value repurchase plan and cash dividends paid to stockholders.


                               INDUSTRY OVERVIEW

   Logistics can generally be defined as the management and transportation of materials and inventory throughout the supply chain. According to a leading industry consultant, the available domestic market for third-party logistics providers was $421 billion in 1996, only 5.9%, or $25 billion, of which was actually generated by third-party logistics providers. This same consultant predicts the market for third-party logistics to double to $50 billion by the year 2000, representing approximately 10% of the estimated $474 billion domestic market. The international logistics market is estimated to be three to four times the size of the domestic market, and both markets are highly fragmented.

   The logistics industry has evolved over the past 20 years as increasing global competition has led to manufacturing automation, production flexibility and just-in-time inventory management systems. Historically, logistics decisions, such as the mode of transport, carrier selection and inventory placement, were performed by production-focused traffic managers, typically with minimal analysis. Carrier selection was often based solely on price or the effectiveness of a carriers' sales program. These factors led to the evolution of high-cost private fleets, poor transportation mode and carrier selections, suboptimal warehouse location, inefficient loading patterns and higher-than-necessary inventory levels. As companies' logistics decisions involve greater emphasis on cost efficiency and increased focus on core competencies, many companies are increasingly reevaluating their in-house transportation function.

   Many of these companies are finding it advantageous to outsource their logistics management as the most efficient way to manage the entire supply chain and reduce costs. At the same time, major domestic and international shippers are seeking to utilize fewer firms to service their transportation and logistics needs. The key advantages of logistics outsourcing include:

 . Capitalizing on broader logistics knowledge. Outsourcing permits a shipper to take advantage of the third-party logistics provider's greater knowledge gained through experience with numerous customers, multiple transportation modes, regional, national and international markets and other logistics issues.

 . Leveraging network economies of scale. Third-party logistics firms can lower logistics costs through purchasing economies gained by access to greater transportation capacity and their ability to select the level of service and transportation mode best suited to a customer's individual needs. For example, by pooling less-than-truckload and less-than-containerload freight to form truckloads and/or containerloads, freight can be shipped at greatly reduced costs. Through logistics programs, inventory can be reduced or kept in motion, warehouses can be by-passed or in some cases eliminated, and a private fleet's empty miles can be reduced.

 . Accessing transportation information systems. Information systems are critical to providing seamless logistics service across multiple carriers and modes of transportation. These systems must be capable of managing the flow of information through EDI and other electronic means while providing shippers instant access to shipment data. Quality third-party logistics providers have developed these systems and make them available to their customers.

 . Transforming fixed costs to variable costs. Third-party logistics services turn many of a shipper's fixed logistics costs into variable costs.

   As a result of increasingly global markets, international freight transportation is one of the fastest growing sectors of the freight transportation industry. For international shipments, shippers must rely on international providers to originate or complete a shipment. Managing the movement of goods within and between continents has become increasingly complex, and, therefore, multinational companies are seeking global logistics solutions. Only a few third-party domestic logistics providers, such as the Company, have developed the global capabilities to provide customers with logistics services on a worldwide basis.

                                   BUSINESS

OVERVIEW AND STRATEGY

   Founded in 1905, the Company is the largest third-party logistics company in North America with 1996 gross revenues of $1.6 billion. The Company is a global provider of multimodal transportation services and logistics solutions through a network of 116 offices in 38 states and Canada, Mexico, Belgium, the United Kingdom, France, Spain, Italy, Singapore and South Africa. Through contracts with over 14,000 motor carriers, the Company maintains the single largest network of motor carrier capacity in North America and is one of the largest third-party providers of intermodal services in the United States. In addition, the Company regularly provides air, ocean and customs services. As an integral part of the Company's transportation services, the Company provides a wide range of value-added logistics services, such as raw materials sourcing, freight consolidation, cross-docking and contract warehousing. During 1996, the Company handled over 935,000 shipments for more than 8,600 customers, ranging from Fortune 100 companies to small businesses in a wide variety of industries. During the past five years, the Company has increased net revenues at a compound annual growth rate of 18.6 percent.

    The Company has developed global multimodal transportation and distribution networks to provide seamless logistics services worldwide. As a result, the Company has the capability of managing all aspects of the supply chain on behalf of its customers. As a non-asset based transportation provider, the Company can focus on optimizing the transportation solution for its customer rather than on its own asset utilization, using established relationships with motor carriers, railroads (primarily intermodal service providers), air freight carriers and ocean carriers. Through its motor carrier contracts, the Company maintains access to more than 370,000 dry vans, 128,000 temperature-controlled vans and containers and 96,000 flatbed trailers. The Company also has intermodal marketing contracts with 11 railroads, including all of the major North American railroads, which give the Company access to more than 150,000 additional trailers and containers.

   Throughout its 90-year history, the Company has been in the business of sourcing fresh produce. Much of the Company's logistics expertise can be traced to its significant experience in handling perishable commodities. Due to the time-sensitive nature and quality requirements of the shipments, fresh produce represents a unique logistics challenge, and the distribution and transportation costs are significant compared with, and may exceed, the cost of the produce being shipped. The Company has developed a network of produce sources and maintains access to specialized equipment and transportation modes designed to ensure timely delivery of uniform quality produce. In response to demand from large grocery retailers and food service distributors, the Company has developed its own brand of produce, The Fresh 1/(R)/, which is sourced through various relationships and packed to order through contract packing agreements. The Company has also leveraged its food sourcing and logistics expertise into the sourcing of food ingredients on behalf of food manufacturers.

   The Company's unique business philosophy has accounted for its strong historical results and has positioned the Company for continued growth. The Company's principal competitive advantage is its large decentralized branch network, staffed by nearly 1,300 salespersons who are employees rather than agents. These branch employees are in close proximity to both customers and carriers which facilitates quick responses to customers' changing needs. Branch employees act as a team in both marketing the Company's services and providing these services to individual customers. The Company compensates its branch employees principally on the basis of their branch's profitability, which in the Company's opinion produces a more service-oriented, focused and creative sales force. The Company is substantially owned by more than 700 of its employees, and, following this offering, these employees will continue to own more than 75% of the Company's Common Stock. The Company's recently adopted Stock Incentive Plan and Stock Purchase Plan will allow for even broader equity participation by employees following this offering.

   Growth within the logistics industry is being driven by the continuing trend of companies outsourcing their logistics needs in order to focus on their core businesses, better manage just-in-time inventory systems and reduce costs. According to a leading industry consultant, the available domestic market for third-party logistics providers was $421 billion in 1996, only 5.9%, or $25 billion, of which was actually generated by third-party logistics providers. This same consultant predicts the market for third-party logistics to double to $50 billion by the year 2000, representing approximately 10% of the estimated $474 billion domestic market. The international logistics market is estimated at three to four times the domestic market, and both the domestic and international markets are highly fragmented.

   The Company's strategy for future growth is to expand the following:

   . Core transportation business. The Company believes there are significant opportunities to gain more transportation business from both existing and new customers through its existing branch network. The Company also believes it can selectively add domestic branches in response to customer demand and opportunities to serve new customers in new geographic areas.

   . International markets. The Company intends to open additional international branches to serve the local needs of its existing multinational customer base and gain new customers throughout the world. For example, after many years of providing logistics services to an international snack food company in North America, the Company was recently designated as this customer's international logistics partner. The Company has implemented a comprehensive logistics solution for this customer in Europe and is currently developing a similar solution in South Africa and South America.

   . Enhanced logistics services. In recent years, the Company has been providing an expanded range of enhanced logistics services. The Company believes there are significant opportunities to increase the level of logistics services it provides to its customers. The Company intends to offer increasingly sophisticated logistics services to customers in order to provide greater efficiencies and reduce costs throughout the customers' supply chains.

LOGISTICS SERVICES

   As a global, third-party logistics company, the Company provides multimodal transportation and related logistics services, sourcing and fee-based information services.

   The Company seeks to establish long-term relationships with its customers in order to provide logistics solutions that reduce or eliminate inefficiencies in customers' supply chains. Whenever appropriate, the Company analyzes the customer's current transportation rate structures, modes of shipping and carrier selection. The Company may also examine the customer's warehousing, picking procedures, loading, unloading and dock scheduling procedures, as well as packaging and pallet configuration procedures. The Company then evaluates how these procedures interact with shipping, manufacturing and customer service. Upon completion of an initial analysis, the Company proposes solutions which allow the customer to streamline operating procedures and contain costs, while improving the management of its supply chain. Robinson branch employees remain involved with the customer throughout the analysis and implementation of the proposed solution. In the course of providing day-to-day transportation services, branch employees offer further logistics analysis and solutions as the employees become more familiar with the customer's daily operations and the nuances of its supply chain. The Company's ultimate goal is to assist the customer in managing its entire supply chain while being the customer's key provider of individual transportation services.

   MULTIMODAL TRANSPORTATION SERVICES

   On a day-to-day basis, customers communicate their freight needs, typically on a load-by-load basis, to the Company by means of a telephone call, fax transmission, e-mail or EDI message to the branch office salesperson responsible for the particular customer. That salesperson enters all appropriate information about each load into the Company's computer based Customer Oriented Shipment Management Operating System ("COSMOS"), determines the appropriate mode of transportation for the load and selects a carrier or carriers, based upon the salesperson's knowledge of the carrier's service capability, equipment availability, freight rates and other relevant factors. The salesperson then communicates with the carrier's dispatch office to confirm a price for the transportation and the carrier's commitment to provide the transportation. At this point, the salesperson provides the carrier information to the customer, together with the Company's sales price, which is intended to provide a profit to the Company for the totality of services performed for the customer. By accepting the customer's order, the Company becomes legally responsible for transportation of the load from origin to destination, rather than being a mere freight broker. The carrier's contract is with the Company, not the customer, and the Company is responsible for prompt payment of carrier charges. The Company is also responsible to its customer for any claims for damage to freight while in transit or performance. In most cases, the Company receives reimbursement from the carrier for these claims.

   As a result of the Company's logistics capabilities, many customers now look to Robinson to handle all, or a substantial portion, of their freight transportation requirements to or from a particular manufacturing facility or distribution center. In a number of instances, the Company has contracts with the customer whereby the Company agrees to handle a specified number of loads usually to specified destinations, such as from the customer's plant to a distribution center, at specific rates, but subject to seasonal variation. Most of the Company's rate commitments are for periods of one year or less. To meet its obligations under these customer contracts, Robinson may obtain advance commitments from one or more carriers to transport all, or a significant portion, of the contracted loads, again at specific rates, for the length of Robinson's customer contract.

   As part of its customer focus, Robinson offers a wide range of logistics services on a worldwide basis to assure timely, efficient and cost effective delivery through the use of one or more transportation modes. These logistics services include: transportation management (price and modal comparisons and selection; shipment consolidation and optimization; improvement of operating and shipping procedures and claims management); minimization of storage (through cross-docking and other flow-through operations); logistics network and nodal location analysis to optimize the entire supply chain; tracking and tracing; reverse logistics and other special needs; management information; and analysis of a customer's risk and claims management practices. Robinson will evaluate a customer's core carrier program by reviewing such factors as carriers' insurance certificates, safety ratings and financial stability as well as establishing a program to measure and monitor key quality standards for those core carriers. These services are bundled with underlying transportation services and are not typically separately priced, but instead are reflected as a part of the cost of transportation services provided by the Company on a transactional basis pursuant to continuing customer relationships. Incident to these transportation services, the Company may supply sourcing, contract warehousing, consulting and other services, for which it is separately compensated.

   The Company is capable of arranging all modes of transportation services on a worldwide basis:

   . Truck--Through its contracts with over 14,000 motor carriers, the Company maintains access to more than 370,000 dry vans, 128,000 temperature-controlled units and 96,000 flatbeds. It offers both time-definite and expedited truck transportation. In many instances, particularly in connection with its sourcing business, the Company will consolidate partial loads for several customers into full truckloads.

   . Intermodal--Intermodal transportation involves the shipment of trailers or containers by a combination of truck, rail and/or ship in a coordinated manner. The Company provides intermodal service by both rail and ship, arranges local pickup and delivery (known as drayage) through local motor carriers and provides temperature-controlled double and triple-stacked intermodal containers. The Company currently owns or leases 370 intermodal containers. The Company also has intermodal marketing contracts with 11 railroads, which give the Company access to more than 150,000 additional trailers and containers.

   . Ocean--As an indirect ocean carrier and freight forwarder, the Company consolidates shipments, determines routing, selects ocean carriers, contracts for ocean shipments, provides for local pickup and delivery of shipments and arranges for customs clearance of shipments, including the payment of duties.

   . Air--The Company provides door-to-door service as a full-service air freight forwarder, both domestically and internationally.

   The table below shows the Company's net revenue by transportation mode for the periods indicated:

                      TRANSPORTATION SERVICES NET REVENUE
                                (In thousands)

                                                                                             Six Months Ended
                                           Year Ended December 31,                               June 30,
                         ------------------------------------------------------------     ----------------------
                            1992         1993         1994        1995         1996          1996        1997
                         ---------    ---------    ---------   ---------    ---------     ---------    ---------

Truck..............      $  55,826    $  63,549    $  81,122   $  97,636    $ 110,460     $  51,884    $  63,073
Intermodal.........          3,876        4,411        7,828       6,864        8,014         3,865        5,045
Ocean..............          1,903        6,278        6,865       7,212        8,121         4,079        4,369
Air................            298          323          550       1,402        1,687           795          769
Miscellaneous (1)..          2,381        2,686        2,922       3,907        4,964         1,970        2,426
                         ---------    ---------    ---------   ---------    ---------     ---------    ---------
 Total.............      $  64,284    $  77,247    $  99,287   $ 117,021    $ 133,246     $  62,593    $  75,682
                         =========    =========    =========   =========    =========     =========    =========

_____________
(1) Consists of customs clearance (Automated Brokerage Interface (ABI) and Automated Clearing House (ACH) capabilities with the U.S. Customs Service) and warehousing.

    As the Company has emphasized integrated logistics solutions, its relationships with many customers have become broader, with the Company becoming a business partner responsible for a greater portion of supply chain management. Customers may be served by specially created Robinson teams and over several branches. Examples include:

   . For an international snack food company, the Company redesigned the sourcing program for raw commodities to more efficiently serve multiple plant sites and designed special containers for the transportation of these commodities. Through its services, the Company assures more timely delivery of higher quality commodities, minimizes factory downtime, and improves flexibility to respond to emergency situations.

   . For a national retailer with an overburdened distribution center network and a need for enhanced inventory control, the Company implemented a flow- through cross-docking program keeping inventory in motion while consolidating less than truckload freight deliveries from seven states into truckload deliveries to ten distribution centers. Direct vendor communication improved control of inbound inventory by giving distribution centers the ability to plan delivery and scheduling of inventory. The Company also opened two distribution centers on a contract basis, began receiving product within days and commenced distribution of products to retail stores within two weeks of initiating the program.

   . To address a national dairy cooperative's peak-season volatility, the Company's on-site team is solely responsible for selecting and dispatching all carriers, including the cooperatives's private fleet. The Company consolidates customer orders, schedules pick-ups and manages routing, tracking and tracing, delivery appointments and pallet returns for all of the cooperative's finished dairy products from 25 facilities.

   . For the beverage division of a national food company, the Company implemented a transition from product specific transportation management to a regionally focused, decentralized approach for 41 plants which distribute to over 1,000 customers. The Company now consolidates customer orders which enables the Company to streamline production scheduling to eliminate manufacturing downtime. The Company manages the core carrier program and is responsible for carrier selection and on-time performance.

   SOURCING

   Throughout its 90-year history, Robinson has been in the business of sourcing fresh produce. Much of the Company's logistics expertise can be traced to the Company's significant experience in handling perishable commodities. Because of its perishable nature, produce must be quickly packaged, transported within tight timetables in temperature controlled equipment and distributed quickly to replenish high turnover inventories maintained by wholesalers, food service companies and retailers. In most instances, the Company consolidates individual customers' produce orders into truckload quantities at the point of origin and arranges for transportation of the truckloads, often to multiple destinations. Approximately one-half of the Company's sourcing customers are produce wholesalers, who purchase produce in relatively large quantities through the Company and resell the produce to grocery retailers, restaurants and other resellers of food. More than one-third of Robinson's sourcing customers are grocery store chains and other multistore retailers, and most of the Company's remaining customers are food service companies that distribute a range of food products to retailers, restaurants and institutions.

   During the past five years, the Company has actively sought to expand its food sourcing customer base by focusing on the larger multistore retailers. As these retailers have expanded through store openings and industry consolidation, their traditional methods of produce sourcing and store-level distribution, which relied principally on regional or even local purchases from wholesalers, have become inefficient. The Company's logistics and perishable commodities sourcing expertise can greatly improve the retailers' produce purchasing as well as assure uniform quality from region to region and store to store. The Company introduced its proprietary The Fresh 1/(R)/ brand of produce in 1989, which includes a wide range of uniform quality, top grade fruits and vegetables purchased from various domestic and international growers.

   Examples of perishable commodities sourcing and logistics services provided by the Company for major retail chains include:

   . The Company has improved the quality of produce offered by a major grocery retailer through the use of Robinson's packed-to-order The Fresh 1/(R)/ label. The Company is responsible for sourcing produce, assisting in management of inventory levels, transporting to the customer's nine distribution centers and, when required, delivering to each retail store. Payment is electronic.

   . For another major retailer, the Company is responsible for providing produce to the customer's seven distribution centers, emphasizing The Fresh 1/(R)/ labeled produce. These distribution centers currently serve approximately 350 individual stores. The Company receives point of sale produce sales information directly through EDI from the customer and is implementing a program where it is responsible for inventory control and reordering as well as management of transportation to the customer's distribution centers. Invoicing is electronic.

   The Company has also sought to leverage its food sourcing and logistics expertise into the food ingredients market and has focused on the major food manufacturers that utilize significant quantities of various ingredients in producing food products. Examples of ingredients sourced for food processors include fruit juice concentrates, dehydrated onions, chocolate and natural food colors.

INFORMATION SERVICES

   A subsidiary of the Company, T-Chek Systems, Inc. provides motor carrier customers with funds transfer and driver payroll services, fuel management services, fuel and use tax reporting as well as on-line access to custom-tailored information management reports, all through the use of its proprietary automated system. This system enables motor carriers to track equipment, manage fleets and dictate where and when their drivers purchase fuel. For several companies and truck stop chains, T-Chek captures sales and fuel cost data, applies the margin agreed between seller and purchaser, reprices the sale, invoices the carrier and provides management information to the seller. T-Chek is also seeking to market other tracking, tracing and communications services and products, primarily to motor carriers.

   Through its subsidiary, Payment and Logistics, Inc., the Company provides freight payment services to shippers using a proprietary system, often linked to the carriers by EDI, with the ability to process freight payments by electronic funds transfer. This paperless system also enables the Company to automatically audit the customer's freight rates, eliminate duplicate payments to carriers and produce reports containing information about such matters as shipping patterns, freight volumes and overall transportation costs. The Company and the customer use these data to better manage the customer's supply chain.

ORGANIZATION

   To allow the Company to stay close to customers and markets, the Company has created and continues to expand a network of 116 offices, supported by executives and services in a central office.

   BRANCH NETWORK

   Branch salespersons are responsible for developing new business, receiving and processing orders from specific customers located in the area served by the branch and contracting with carriers to provide the transportation requested. In addition to routine transportation, salespersons are often called upon to handle customers' unusual, seasonal and emergency needs. Shipments to be transported by truck are almost always contracted at the branch level. Some branches may rely on expertise in other branches when contracting intermodal, international and air shipments.

   Salespersons in the branches both sell and service their customers rather than rely exclusively on a central office or dedicated sales staff. Sales opportunities are identified through the Company's database, industry directories, referrals by existing customers and leads generated by branch office personnel through knowledge of their local and regional markets. Each branch is also responsible for locating and contracting with carriers to serve the branch's customers.

   The table below shows certain information about the Company's branches for the periods indicated:

                                  BRANCH DATA
                            (Dollars in thousands)
                                                                                    Six Months Ended
                                           Year Ended December 31,                       June 30,
                               ------------------------------------------------     -----------------
                                 1992      1993     1994      1995        1996        1996      1997
                               -------   -------   -------   -------    -------     -------   -------

Average employees
 per branch.............          14.0      14.6      15.8      14.6       15.4        15.0      15.9
Average net revenues
 per branch.............       $ 1,247   $ 1,392   $ 1,597   $ 1,683    $ 1,717       $ 856    $  901
Average net revenues
 per employee...........       $    93   $    98   $   105   $   113    $   115       $  58    $   57

   As of June 30, 1997, the Company's 1,365 branch salespersons represented approximately 70% of the Company's total workforce and all branch employees, including support staff, represented over 90% of the Company's workforce. At June 30, 1997, the number of salespersons per Company branch ranged from three to 54.

   Branch Expansion. The Company expects to continue to add branch offices as management determines that a new branch may contribute to continued growth and as branch salespersons develop the capability to manage a new branch. The Company intends to focus particularly on opening overseas branches as opportunities arise to serve the local needs of multinational customers. Additional branches are often opened within a territory previously served by another branch, such as within major cities, as the volume of business in a particular area warrants opening a separate branch. Capital required to open a new branch is modest, involving a lease for a small amount of office space, communication links and often employee compensation guaranties for a short time.

   Unique Branch Network. For almost two decades, new branch salespersons have been hired through a sophisticated profiling system using standardized tests to measure an applicant against the traits determined by the Company to be those of successful Robinson employees. These common traits facilitate cooperative efforts necessary for the success of each office. Applicants are recruited nationally from across the United States and Canada, typically have college degrees and some have business experience, not necessarily within the transportation industry. The Company is highly selective in determining to whom it offers employment.

   Newly hired branch employees receive extensive on-the-job training at the branch level, which ranges from six months to a year and emphasizes development of the necessary skills and attitude to become productive members of a branch team. The Company believes most salespersons become productive employees in a matter of weeks. After gaining a year of experience, each salesperson attends a Company-sponsored national meeting to receive additional training and foster relationships between branches.

   Employees at the branch level form a team, which is enhanced by the Company's unique incentive compensation system under which a significant part of the compensation of most branch managers and salespersons is dependent on the profitability of the particular branch. For any calendar year, branch managers and salespersons who have been employed for at least one complete year participate in the branch's earnings for that calendar year, based on a system of "points" awarded to the employees on the basis of their productivity and contribution. Most of a branch manager's compensation is provided by this compensation program. For 1996, incentive-based compensation averaged 31% of branch salespersons' total compensation, 64% of branch managers' total compensation and 61% of officers' total compensation. Branch employees also participate in the Company's Profit Sharing Plan, contributions to which depend on overall Company profitability. See "Management--Existing Incentive Plans--Profit Sharing Plan." Branch managers of larger branches also participate in a separate incentive program based on overall Company profits. See "Management--Existing Incentive Plans--Restricted Stock Programs." In connection with establishing new branches and other special circumstances, the Company may guaranty a level of compensation to the branch manager and key salespersons.

   Following this offering, all managers throughout the Company who have significant responsibilities will be eligible to participate in the Company's Stock Incentive Plan. Employees at all levels, after a qualifying period of employment, will be eligible to participate in the Company's Stock Purchase Plan. See "Management--New Incentive Plans."

   Individual salespersons benefit through the growth and profitability of individual branches and are motivated by the opportunity to become branch managers, assistant managers or department managers. All branch salespersons are full time employees.

   EXECUTIVES

   Under the Company's decentralized operating system, branch managers report directly to, and receive guidance and support from, a small group of executive officers at the Company's central office. Customers, carriers, managers and employees have direct access to the Company's Chief Executive Officer, D.R. Verdoorn, and all other executive officers. These executives provide training and education concerning logistics, develop new services and applications to be offered to customers and provide broad market analysis.

   EMPLOYEES

   As of June 30, 1997, the Company had a total of 1,801 employees, 1,641 of which were located in the Company's branch offices. Corporate services such as accounting, information systems, legal, credit support and claims support are provided centrally. The Company believes that its compensation and benefit plans are among the most competitive in the industry and that its relationship with employees is excellent.

CUSTOMERS AND MARKETING

   The Company seeks to establish long-term relationships with its customers and to increase the amount of business done with each customer by seeking to provide the customer with a full range of logistic services. In 1996, the Company served approximately 8,600 customers, ranging from Fortune 100 companies to small businesses in a wide variety of industries. During 1996, no customer accounted for more than 4% of gross revenues, and the Company's 10, 20 and 50 largest customers represented approximately 15%, 22% and 31% of gross revenues, respectively. In recent years, revenue growth has been achieved through the growth and consolidation of customers, expansion of the services provided by the Company and an increase in the number of customers served. In the first half of 1997, net revenues attributable to the Company's 50 largest transporation customers increased 36.7% over net revenues from the Company's 50 largest transportation customers in the same period in 1996.

   The Company believes that decentralization allows salespersons to better serve the Company's customers by fostering the development of a broad knowledge of logistics and local and regional market conditions as well as the specific logistics issues facing individual customers. With the guidance of experienced branch managers (who have an average tenure of 13 years with the

Company), branches are given significant latitude in pursuing opportunities and committing the Company's resources to serve customers.

   Branches seek additional business from existing customers and pursue new customers, based on their knowledge of local markets and the range and value of logistics services that the Company is capable of providing. The Company has begun placing increased emphasis on national sales and marketing support to enhance branch capabilities. Increasingly, branches call on central office executives, a national sales staff and a central logistics group to support them in the pursuit of multinational corporations and other companies with more complex logistics requirements.

RELATIONSHIPS WITH CARRIERS

   The Company seeks to establish long-term relationships with carriers in order to assure dependable services, favorable pricing and carrier availability during peak shipping periods and periods of undercapacity. To strengthen and maintain these relationships, Company salespersons regularly communicate with carriers serving their region and seek to assist carriers with equipment utilization, reduction of empty miles and equipment repositioning. The Company has a policy of prompt payment and provides centralized claims management on behalf of various shippers. Many smaller carriers effectively consider Robinson as their sales and marketing department.

   As of June 30, 1997, the Company had contracts with 14,125 motor carriers (representing approximately 128,000 temperature controlled vans, 370,000 dry vans and 96,000 flatbeds). Those carriers include owner-operators of a single truck, small and mid-size fleets, private fleets and the largest national trucking companies. Consequently, the Company is not dependent on any one carrier. As of June 30, 1997, the Company also had intermodal marketing contracts with 11 railroads, including all of the major North American railroads, giving the Company access to more than 150,000 additional trailers and containers.

   The Company qualifies each motor carrier to assure that it is properly licensed and insured and has the resources to provide the necessary level of service on a dependable basis. The Company's motor carrier contracts require that the carrier commit to a minimum number of shipments, issue invoices only to, and accept payment solely from, Robinson and permit Robinson to withhold payment to satisfy previous claims or shortages. Carrier contracts also establish transportation rates which can be modified by issuance of an individual load confirmation. The Company's contracts with railroads govern the transportation services and payment terms by which the Company's intermodal shipments are transported by rail. Intermodal transportation rates are typically negotiated between the Company and the railroad on a customer-specific basis.


COMPETITION

   The transportation services industry is highly competitive and fragmented. The Company competes primarily against a large number of other non-asset based logistics companies, as well as asset-based logistics companies, third-party freight brokers, carriers offering logistics services and freight forwarders. The Company also competes against carriers' internal sales forces and shippers' own transportation departments. It also buys and sells transportation services from and to companies with which it competes.

   The Company believes that its most significant competitive advantages are:
(i) its large decentralized branch network, staffed by salespersons who are employees rather than agents, which enables the Company's salespersons to gain significant knowledge about individual customers and the local and regional markets they serve, (ii) its ability to provide a broad range of logistics services, and (iii) its ability to provide services on a worldwide basis.

COMMUNICATIONS AND INFORMATION SYSTEMS

   To handle the large number of daily transactions and to accommodate its decentralized branch system, the Company has designed an extensive communications and information system. Employees are linked with each other and with customers and carriers by telephone, facsimile, e-mail and/or EDI to communicate requirements and availability, to confirm and bill orders and, through the Company's Internet home page, to trace shipments. The Company has developed its own proprietary computer based system, COSMOS. The most recent enhancements help salespersons service customer orders, select the optimal modes of transportation, build and consolidate loads and selects routes, all based on customer-specific service parameters. COSMOS makes load data visible to the entire branch sales team, enabling the salespersons to select carriers and track loads in progress, and automatically provides visible alerts to any arising problems. The Company's internally developed proprietary decision support system ("BSMART") uses data captured from daily transactions to generate various management reports which are available to the Company's large logistics customers to provide information on traffic patterns, product mix and production schedules. BSMART enables customers to analyze their own customer base, transportation expenditure trends and the impact on out-of-route and out-of-stock costs.

GOVERNMENT REGULATION

   The transportation industry has been subject to legislative and regulatory changes that have affected the economics of the industry by requiring changes in operating practices or influencing the demand for, and cost of providing, transportation services. The Company cannot predict the effect, if any, that future legislative and regulatory changes may have on the transportation industry.

   The Company is subject to licensing and regulation as a transportation provider. The Company is licensed by the DOT as a broker in arranging for the transportation of property by motor vehicle. The DOT prescribes qualifications for acting in this capacity, including certain surety bonding requirements. The Company provides motor carrier transportation services that require registration with the DOT and compliance with certain economic regulations administered by the DOT, including a requirement to maintain insurance coverage in minimum prescribed amounts. The Company is subject to regulation by the Federal Maritime Commission as an ocean freight forwarder and maintains a non-vessel operating common carrier bond. The Company operates as an indirect air cargo carrier subject to economic regulation by the DOT. The Company provides customs brokerage services as a customs broker under a license issued by the U.S. Customs Service of the Department of Treasury. The Company sources fresh produce under a license issued by the U.S. Department of Agriculture. Other sourcing and distribution activities may be subject to various federal and state food and drug statutes and regulations. Although Congress enacted legislation in 1994 that substantially preempts the authority of states to exercise economic regulation of motor carriers and brokers of freight, the Company and several of its subsidiaries continue to be subject to a variety of vehicle registration and licensing requirements. The Company and the carriers that the Company relies on in arranging transportation services for its customers are also subject to a variety of federal and state safety and environmental regulations. Although compliance with the regulations governing licensees in these areas has not had a materially adverse effect on the Company's operations or financial condition in the past, there can be no assurance that such regulations or changes thereto will not adversely impact the Company's operations in the future. Violation of these regulations could also subject the Company to fines or, in the event of serious violation, suspension or revocation of operating authority as well as increased claims liability.

LITIGATION

   In 1995, the United States Customs Service began an investigation of possible duties owed on imports of certain juice concentrates by a subsidiary of the Company. The Company has been advised by the United States Attorney for the Eastern District of New York that its subsidiary was not the target or the subject of a criminal investigation, although the United States Attorney is not bound by such statements. The Company believes, however, that the United States Customs Service will seek additional duties and may seek civil monetary penalties against the subsidiary of the Company. The Company believes the disposition of this matter will not have a material adverse effect on the business, financial condition or results of operations of the Company, although there can be no assurance that the duties and penalties sought against the subsidiary will not exceed the Company's reserves for this matter.

   The Company is currently not otherwise subject to any pending or threatened litigation other than routine litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on the business, financial condition or results of operations of the Company.

PROPERTIES

   Principally all of the Company's branch offices and its central office are leased from third parties under leases with initial terms ranging from three to ten years. The Company considers its current offices adequate for its current level of operations. The Company has not had difficulty in obtaining sufficient office space and believes it can renew existing leases or relocate branches to new offices as leases expire.

RISK MANAGEMENT AND INSURANCE

   In its truck and intermodal operations, the Company assumes full value cargo risk to its customers. The Company subrogates its losses against the motor or rail carrier with the transportation responsibilities. The Company requires all motor carriers participating in its contract program to carry at least $750,000 in general liability insurance and $25,000 in cargo insurance. Many carriers carry insurance limits exceeding these minimums. Railroads, which are generally self-insured, provide limited common carrier liability protection, generally up to $250,000 per shipment. For both truck and rail transportation, higher coverage is available to the customer on a load-by-load basis at an additional price.

   In its international freight forwarding, ocean transportation and air freight businesses, the Company does not assume cargo liability to its customers above minimum industry standards. The Company offers its customers the option to purchase ocean marine cargo coverage to insure goods in transit. When the Company agrees to store goods for its customers for longer terms, it provides limited warehouseman's coverage to its customers and contracts for warehousing services from companies which provide the Company the same degree of coverage.

   The Company maintains a broad cargo liability policy to protect it against catastrophic losses that may not be recovered from the responsible carrier with a deductible of $100,000 per incident. Total claims paid by the Company in 1996 and uncollectible from carriers were less than $200,000. The Company also carries various liability policies, including auto and general liability, with a $75 million umbrella.

   Agricultural chemicals used on agricultural commodities intended for human consumption are subject to various approvals, and the commodities themselves are subject to regulations on cleanliness and contamination. Concern about particular chemicals and alleged contamination has led to recalls of products, and tort claims have been brought by consumers of allegedly affected produce. Because the Company is a seller of produce, it may have legal responsibility arising from sale. While the Company carries product liability coverage of $75 million, settlement of class action claims is often costly, and the Company cannot assure that its liability coverage will be adequate and will continue to be available. In addition, in connection with any recall, the Company may be required to bear the cost of repurchasing, transporting and destroying any allegedly contaminated product, for which it is not insured. Any recall or allegation of contamination could affect the Company's reputation, particularly of its The Fresh 1/(R)/ brand. Loss due to spoilage (including the need for disposal) is also a routine part of the sourcing business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The Company's executive officers and directors are:

Name                                              Age                        Position
-------                                           ------                    ----------
D.R. Verdoorn...................................    58  President, Chief Executive Officer and Director
Looe Baker III..................................    47  Vice President and Director
Barry W. Butzow.................................    50  Vice President and Director
Gregory D. Goven................................    46  Vice President
Bernard M. Madej................................    54  Vice President, Logistics
Robert S. Ingram................................    57  Vice President, Transportation
Michael T. Rempe................................    43  Vice President, Produce
Thomas M. Jostes................................    37  Vice President, Transportation
Thomas D. Perdue................................    47  Vice President, Intermodal
Dale S. Hanson..................................    58  Vice President, Finance, Chief
                                                          Financial Officer and Director
Owen P. Gleason.................................    46  Vice President, General Counsel and  Secretary
                                                          and Director
Jennifer T. Amys................................    46  Vice President, Chief Information  Officer
John P. Wiehoff.................................    35  Corporate Controller and Treasurer
Robert Ezrilov..................................    52  Director
Gerald A. Schwalbach............................    52  Director

   D. R. Verdoorn has been the President and Chief Executive Officer of the Company and its predecessor since 1977 and a director since 1975. He has been with the Company since 1963. He has served on the Boards of Directors for United Fresh Fruit and Vegetable Association and the Produce Marketing Association. Mr. Verdoorn attended Central College in Pella, Iowa.

   Looe Baker III has been a Vice President since 1979 and a director since 1984. Mr. Baker began his career with the Company in 1971. Mr. Baker has served on the Board of Directors for the Produce Marketing Association. He is a director of Orval Kent Holding Co. He holds a Bachelor of Science degree from Drake University

   Barry W. Butzow has been a Vice President since 1984 and a director since 1986. He began employment with the Company in 1969. He holds a Bachelor of Arts degree from Moorhead State University.

   Gregory D. Goven has been a Vice President since 1988. Mr. Goven joined the Company in 1973. Mr. Goven holds a Bachelor of Science degree from North Dakota State University.

   Bernard M. Madej has been Vice President, Logistics since 1995. Prior to that, he had held the position of Vice President, Transportation since 1986. Prior to joining the Company, he held other senior positions with various logistics companies. He has served on the Executive Committee of the Council of Logistics Management and is a past president of the Transportation Intermediaries Association, Midwest Division. He holds a Bachelor of Science degree from the University of St. Thomas.

   Robert S. Ingram has been Vice President, Transportation since 1996 and prior to that was Vice President of Intermodal from 1992. Prior to joining the Company, Mr. Ingram held several executive positions with the Burlington Northern Railway, the Soo Line Railroad, Sealand Service and several regional railroads. He holds a Bachelor of Science degree from the University of Pennsylvania.

   Michael T. Rempe has been Vice President, Produce since 1994, after starting with the Company in 1989 as Director of Produce Merchandising. Prior to that, he held several positions in the retail grocery industry.

   Thomas M. Jostes has served as Vice President, Transportation since 1995 and has been employed by the Company since 1984. Mr. Jostes holds a Bachelor of Arts degree from Iowa State University.

   Thomas D. Perdue has been Vice President, Intermodal since 1995. From 1992 through 1995, he was Assistant Vice President of Intermodal Operations for the Burlington Northern Railway, and prior thereto, he held various transportation operations positions with Conrail. Mr. Perdue holds a Bachelor of Science degree from Indiana University.

   Dale S. Hanson has been Vice President, Finance and Chief Financial Officer since 1990 and a director since 1988. Prior to joining the Company, Mr. Hanson held various executive positions with First Bank System, Inc. (now U.S. Bancorp), including Executive Vice President of First Bank System, Inc., President of FBS Merchant Banking Group and President of First Bank of St. Paul. Mr. Hanson holds a Bachelor of Arts degree from Carlton College.

   Owen P. Gleason has been Vice President and General Counsel since 1990 and served as corporate counsel since 1978. Mr. Gleason has been a director since 1986. Mr. Gleason holds a law degree from Oklahoma City University and a Bachelor's Degree from Ripon College.

   Jennifer T. Amys has been Vice President and Chief Information Officer since 1994. From 1989 through 1993, she was Director of Systems Development and Support for The Quaker Oats Company and prior to that held other senior MIS positions for several transportation and food companies. She has a Masters of Business Administration degree from the University of Minnesota and a Bachelor of Science degree from the University of Taiwan.

   John P. Wiehoff has been Treasurer since May 1997 and Corporate Controller since 1992. Prior to that, he was employed as an audit manager by Arthur Andersen LLP. He holds a Bachelor of Science degree from St. John's University.

   Robert Ezrilov has been a director of the Company since 1995. Mr. Ezrilov has been self-employed as a business consultant since April 1995. Prior to that, he was a partner with Arthur Andersen LLP, which he joined in 1966 subsequent to his obtaining a BSB degree at the University of Minnesota. Mr. Ezrilov also serves on the Board of Directors of Zomax Optical Media, Inc., (a turnkey provider of CDs and cassettes) and as an advisory board member to Holiday Companies (a group of related companies engaged in retailing and wholesaling grocery, general merchandise and petroleum products) and L&M Radiator (a replaceable core radiator manufacturer).

   Gerald A. Schwalbach has been a director of the Company since 1997. He is currently an officer and director of Two S Properties, Inc. and Superior Storage, LLC, both of which are engaged in the business of operating self-storage and office warehouses. From 1985 to June 1996, Mr. Schwalbach served as Executive Vice President of Jacobs Management, Inc., a management corporation, and from 1996 to March 1997, as Executive Vice President of IMR General, Inc., an affiliate of Jacobs Management, Inc. Prior to joining Jacobs Management, Inc., Mr. Schwalbach was a tax partner with Arthur Andersen LLP. Since 1988, he has been a director of Delta Beverage Group, Inc., a beverage bottler and distributor. He graduated from Mankato State University in 1966 with a Bachelor of Science degree.

CLASSES OF DIRECTORS

   Following this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Messrs. Verdoorn and Butzow will serve in the class whose term expires in 1998; Messrs. Baker, Ezrilov and Gleason will serve in the class whose term expires in 1999; and Messrs. Schwalbach and Hanson will serve in the class whose term expires in 2000. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

BOARD COMMITTEES

   The Board of Directors has a Compensation Committee that until the closing of this offering will continue to be comprised of Messrs. Verdoorn, Ezrilov and Schwalbach and after the closing will be comprised of Messrs. Ezrilov and Schwalbach. There are no Compensation Committee interlocks which are required to be disclosed by the rules promulgated by the Commission under the Securities Act. The Board of Directors has established an Audit Committee, effective upon closing of this offering, comprised of Messrs. Ezrilov and Schwalbach.

DIRECTOR COMPENSATION

   Directors who are not employees of the Company will receive $1,500 for each Board meeting attended, $750 for each committee meeting attended and $6,000 annually. The Company may pay such fees in Common Stock.

   Each non-employee director has been granted a nonqualified stock option to purchase 3,000 shares of Common Stock at a price equal to the public offering price under the Stock Incentive Plan. The Company intends to make annual grants of nonqualified stock options at fair market value to its non-employee directors in the future.

EXECUTIVE OFFICERS

   Executive officers are elected by the Board of Directors annually and serve at the pleasure of the Board of Directors.

EXECUTIVE COMPENSATION

   The following table sets forth all compensation awarded, paid or accrued by the Company for services rendered to the Company in all capacities for each of the five most highly compensated executive officers of the Company (the "Named Executive Officers") for the year ended December 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                                                           Compensation
                                                                          --------------
                                         Annual Compensation                Restricted      All Other
                              ----------------------------------------       Stock          Compen-
                                  Salary (1)     Bonus (2)      Other        Awards          sation (3)
                              ----------------  ----------     -------    -------------   ---------------
D.R. Verdoorn
 Chief Executive Officer...   $164,276          $271,452       $1,606     $197,271        $     --
Looe Baker III
 Vice President............    111,900           173,764           --       65,757          12,000
Barry W. Butzow
 Vice President............     98,823           179,764           --       65,757          12,000
Bernard M. Madej
 Vice President, Logistics.     97,924           179,839           --       57,535          12,000
Gregory D. Goven
 Vice President............     97,924           164,839           --       57,535          12,000

______________

(1)  Base salary plus amount paid as an automobile allowance.
(2)  See "Existing Incentive Plans--Cash-Based Programs."
(3)  Contributions to the Profit Sharing Plan.

OPTION GRANTS

   The Company adopted a Stock Incentive Plan in August 1997. See "New Incentive Plans--Stock Incentive Plan." On the date of this Prospectus, the Company is granting options for an aggregate of 457,917 shares of Common Stock to 241 employees, including the Named Executive Officers, at an exercise price equal to the initial public offering price of the Common Stock offered hereby, as follows: Mr. Verdoorn, 13,109 shares, Mr. Baker, 13,109 shares, Mr. Butzow, 13,109 shares, Mr. Madej, 13,109 shares and Mr. Goven, 13,109 shares.

INDEBTEDNESS OF MANAGEMENT

   The Company has made loans to its officers from time to time. All such loans require that the officer pay interest on an annual basis at the prime rate. The following table shows for certain of the Company's executive officers and members of their immediate families the name of such person, the person's relationship to the Company, the largest aggregate amount of indebtedness outstanding during the period from January 1, 1996, through July 31, 1997, and the amount outstanding on July 31, 1997. The interest rate charged on such loans has varied from 8.25% to 8.50% over the period from January 1, 1996 through July 31, 1997 and was 8.50% at July 31, 1997.


                                              Maximum          Outstanding
     Name               Relationship        Outstanding      at July 31, 1997
-----------------   --------------------  --------------    ------------------
D.R. Verdoorn        Executive Officer         55,166                 --
Barry W. Butzow      Executive Officer        185,000             160,000
Gregory D. Goven     Executive Officer        112,880              55,000
Bernard M. Madej     Executive Officer         13,330              10,330
Michael T. Rempe     Executive Officer         89,786              84,639
Thomas M. Jostes     Executive Officer        100,000             100,000
Thomas D. Perdue     Executive Officer         45,000              30,000
Dale S. Hanson       Executive Officer        150,000             100,000
Owen P. Gleason      Executive Officer        187,401             187,401
Jennifer T. Amys     Executive Officer         50,000              50,000
John P. Wiehoff      Executive Officer         40,000              40,000
Suzanne M. Jostes    Immediate family (1)      18,000              12,000

____________
(1) Ms. Jostes is the sister of Mr. Thomas M. Jostes and is an employee of the Company.

EXISTING INCENTIVE PLANS

   The Company believes that its cash and stock-based incentive plans have been significant motivational factors for its executives and other employees for many years.

   BOOK VALUE STOCK PURCHASES

   Certain employees selected by the Board of Directors have made annual purchases of Common Stock at book value from retiring employees. Upon an employee's retirement, the Company has the right to purchase at then current book value all outstanding Common Stock held by the employee or to designate a purchaser of the Common Stock. In some cases, a retiring employee has the right to require the Company to purchase the Common Stock at then book value.
Because of the growth in the book value of the Common Stock, employees have achieved significant returns on their investments.

   At June 30, 1997, 740 employees, former employees and directors held an aggregate of 35,295,720 shares of Common Stock in addition to stock held under the three restricted stock programs described below. Upon the closing of this offering, the Company's right to repurchase Common Stock will lapse and all such Common Stock will become freely tradeable, except for restrictions on resale applicable for six months (as to all employees) and for 12 months (as to all Selling Stockholders). See "Shares Eligible for Future Sale." Employees will no longer have the opportunity to purchase Common Stock at book value from retiring employees. The Company has established a Stock Purchase Plan by which employees may purchase stock at a small discount from fair market value after this offering. See "--New Incentive Plans--Stock Purchase Plan."

   RESTRICTED STOCK PROGRAMS

   Under the Central Office Management Incentive Program, executives have been awarded restricted stock, without any additional payment, the amount of which depends upon the achievement of certain growth objectives for the Company. Participants and their percentage participation have been selected prior to the beginning of a fiscal year for participation for the next three fiscal years. A pool, based on growth in net profits before taxes and profit sharing, with certain other adjustments, over the prior year, has been established for each year. Each participant has a percentage participation in the pool. The value of the pool, as of the end of a year, is paid out in Common Stock in the following year to participants in the pool, based on the book value of the Common Stock at year-end and their respective participations. The Common Stock awarded under the Program has been restricted and forfeited unless the employee remains employed by the Company to age 65, except in the case of death or disability, as determined by the Company's Compensation Committee. Certain employees have the right to retire early, with the consent of the Company, and to receive the book value of the restricted Common Stock that would otherwise be forfeited, payable over a period of five to ten years, conditioned upon not being a competitor of the Company. For 1996, $710,973 was earned by 20 employees, including 13 executive officers, under this Program, which was paid out in 1997 in the form of 188,088 shares of Common Stock. Upon the closing of this offering, this Program will be modified to provide that participants for 1997 will receive cash rather than Common Stock based on the value of the pool.

   Under the Profit Center Incentive Program, managers of larger profit centers who have been selected to participate in the Program have been awarded restricted stock, without any additional payment, the value of which depends upon the achievement of certain growth objectives for the Company. Participants and their percentage participation has been selected annually prior to the beginning of a fiscal year. A pool, based on growth in net profits before taxes and profit sharing, with certain other adjustments, over the prior year, was established for each year. The value of the pool, as of the end of a year, was paid out in Common Stock in the following year to participants in the pool, based on the book value of the Common Stock at year end and their relative participations. The Common Stock awarded under the Program has been restricted and will be forfeited unless the employee remains employed by the Company to age 65, except in the case of death or disability as determined by the Company's Compensation Committee. Certain employees have the right to retire early, with the consent of the Company, and to receive the book value of the restricted stock that would otherwise be forfeited, payable over a period of five to ten years, conditioned upon not being a competitor of the Company. For 1996, $349,264 was earned by 35 profit center managers under this Program, which was paid out in 1997 in the form of 92,398 shares of Common Stock. Upon the closing of this offering, this Program will be modified to provide that participants for 1997 will receive cash rather than Common Stock based on the value of the pool.

   Under the Employee Incentive Program, Common Stock has been awarded to key employees, without any additional payment. The Common Stock awarded under the Program has been restricted and will be forfeited unless the employee remains employed by the Company until five years after the end of the calendar year in which such award was made, except in the case of death or disability.
Certain employees have the right to retire early, with the consent of the Company, and to receive the book value of the restricted stock that would otherwise be forfeited, over a period of five to ten years. In 1997, 6,048 shares of Common Stock having a book value of $3.78 were awarded to six employees under this Program. Upon the closing of this offering, this Program will be terminated. The Company intends to use its newly created Stock Incentive Plan as an alternative to this program. See "--New Incentive Plans."

   At June 30, 1997, 87 employees held an aggregate of 5,968,901 shares of Common Stock under the three Programs described above. Of such shares, 87% are being sold in this offering. Prior to the closing of this offering, all restrictions described above will be removed.

   The Central Office Management Incentive Program and the Profit Center Incentive Program, unlike the Employee Incentive Program, will continue after this offering for the remainder of 1997, on a cash basis. For 1998 and later years, the Company intends to either substitute an alternative program or use its Stock Incentive Plan as an alternative.

   CASH-BASED PROGRAMS

   In addition to these stock-based plans, the Company pays bonuses to executives who achieve certain objectives established on an annual basis, dependent upon the Company's achieving one or more ranges of earnings from operations. Branch-level employees participate in the profits of their respective branches.

   PROFIT SHARING PLAN

   The Company maintains one tax-qualified retirement plan, the Robinson Companies Retirement and Savings Plan, established in 1953. Generally, employees of the Company and all of its subsidiaries are eligible to participate in the plan after completing one year of service.

   The plan permits each participating employee to make before-tax elective contributions, which are generally limited to 8% of regular compensation.
These elective contributions are not matched by any employer contribution. The plan also allows the employer to make discretionary profit sharing contributions, generally in an annual amount not to exceed 15% of the aggregate compensation of all participating employees. These profit sharing contributions are made on a profit center basis and allocated to the accounts of participants employed in that profit center pro rata with each participant's compensation. Employee contributions are immediately vested. Employer contributions vest after five years of service. For the 1996 plan year, the Company contributed $3.6 million to the plan.

   Participants may direct the investment of their accounts into any of several mutual funds. The plan generally distributes the vested accounts to participants (or their beneficiaries) after termination of employment or death.

NEW INCENTIVE PLANS

   STOCK INCENTIVE PLAN

   The Board of Directors adopted the Stock Incentive Plan on July 30, 1997, and the stockholders approved it on August 14, 1997. Pursuant to the Stock Incentive Plan, officers, other employees, consultants and eligible independent contractors of the Company may receive options to purchase Common Stock. The Stock Incentive Plan provides for the grant both of incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options that do not qualify for such treatment. The exercise price of incentive stock options must equal or exceed the fair market value of the Common Stock on the date of grant. The Stock Incentive Plan also permits grants of stock appreciation rights, restricted stock and restricted stock unit awards, performance awards, dividend equivalents and other stock grants or other stock-based awards.

   The Compensation Committee administers the Stock Incentive Plan and approves awards thereunder. A total of 2,000,000 shares of Common Stock has been reserved for issuance under the Stock Incentive Plan. Incentive stock options may only be granted under the Stock Incentive Plan to full or part-time employees of the Company (including officers and directors who are also employees) and of its present and future subsidiaries. Full or part-time employees, consultants and independent contractors to the Company or its subsidiaries or affiliates are eligible to receive options which do not qualify as incentive stock options, as well as other awards. In determining the persons to whom options and awards may be granted and the number of shares subject to each, the Board of Directors may take into account the nature of services rendered by the respective employees or consultants, their present and potential contributions to the success of the Company, and such other factors as the Board of Directors in its discretion may deem relevant.

   Under the Stock Incentive Plan, non-employee directors may be granted a nonqualified stock option to purchase shares of Common Stock on an annual basis. The exercise price of such nonqualified stock options will be equal to the fair market value of the Common Stock on the date of grant.

   The Board of Directors may amend or discontinue the Stock Incentive Plan at any time, but may not make any revisions or amendments to the Stock Incentive Plan, absent stockholder approval, that would cause Rule 16b-3 under the Securities Exchange Act of 1934 or Section 162(m) of the Code to become unavailable with respect to the Stock Incentive Plan, would violate the rules or regulations of the Nasdaq National Market (or any other securities exchange that are applicable to the Company), or would cause the Company to be unable, under the Code, to grant incentive stock options under the Stock Incentive Plan. The Board of Directors may not alter or impair any award granted under the Stock Incentive Plan without the consent of the holder of the award. The Stock Incentive Plan will expire in 2007.

   STOCK PURCHASE PLAN

   The Company's Stock Purchase Plan will become effective upon consummation of this offering and will commence on January 1, 1998, and is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. The Stock Purchase Plan covers an aggregate of 2,000,000 shares of Common Stock. In order to participate in the Stock Purchase Plan, employees must meet certain eligibility requirements. Participating employees will be able to direct the Company to make payroll deductions of up to 10% of their compensation during a quarterly purchase period for the purchase of shares of Common Stock. The Stock Purchase Plan will provide participating employees with the right, subject to certain limitations, to purchase the Company's Common Stock at a price equal to 85% of fair market value on the last business day of the applicable purchase period. The Stock Purchase Plan will terminate on such date as the Board of Directors may determine, or automatically as of the date on which all of the shares of Common Stock the Company has reserved for purchase under the Stock Purchase Plan have been sold.

                             CERTAIN TRANSACTIONS

   In December 1996, the Company invested $4,323,000 in a real estate venture. Gerald A. Schwalbach, a director of the Company, has a substantial interest in the venture. In August 1997, the investment was sold to Mr. Schwalbach and an unrelated individual. The Company's income on the investment was $595,000.

   On June 30, 1997, the Company sold 25,000 shares of Common Stock to Gerald A. Schwalbach, a director of the Company, for cash in the amount of $103,000 ($4.12 per share, the book value of the stock at May 31, 1997).

                      PRINCIPAL AND SELLING STOCKHOLDERS

   The table below sets forth, as of the date of this Prospectus, the number and percentage of outstanding shares of Common Stock beneficially owned by (i) each Named Executive Officer, (ii) each director of the Company, (iii) all directors and executive officers of the Company as a group, (iv) each other person known by the Company to own beneficially (directly or together with affiliates) more than 5% of the Common Stock and (iv) the Selling Stockholders. The Company believes that each individual named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by him or her, except as otherwise noted. The shares being offered hereby represent 87% of the shares of Common Stock previously issued to employees and former employees under the Company's restricted stock programs. The Selling Stockholders have granted the Underwriters a 30-day over-allotment option to purchase the remaining 13% of such shares.

                                                  Shares Beneficially                        Shares Beneficially
                                                      Owned Prior           Number of            Owned After

                                                      to Offering             Shares              Offering
                                                -----------------------                 -----------------------------
          Name                                     Number       %            Offered       Number            %
------------------------                        -----------  ----------    -----------  -----------    --------------
DIRECTORS AND EXECUTIVE OFFICERS

D. R. Verdoorn (1)..............................     5,048,802   12.2       1,564,774   3,484,028       8.4
Looe Baker III (2)..............................     2,657,828    6.4         712,452   1,945,376       4.7
Barry W. Butzow.................................     1,309,592    3.2         465,597     843,995       2.0
Dale S. Hanson..................................       920,037    2.2         127,083     792,954       1.9
Owen P. Gleason.................................       888,025    2.2         415,350     472,675       1.1
Gregory D. Goven................................       816,685    2.0         219,114     597,571       1.5
Bernard M. Madej................................       766,054    1.9         278,770     487,284       1.2
Jennifer T. Amys................................       290,353      *          30,742     259,611         *
Robert S. Ingram................................       247,051      *          45,199     201,852         *
Thomas M. Jostes................................       172,671      *          20,324     152,347         *
John P. Wiehoff.................................       123,317      *          27,719      95,598         *
Michael T. Rempe................................       115,983      *          63,403      52,580         *
Robert Ezrilov..................................        55,000      *              --      55,000         *
Thomas D. Perdue................................        38,114      *           4,447      33,667         *
Gerald A. Schwalbach............................        25,000      *              --      25,000         *
All directors and executive officers
 as a group (15 persons)........................    13,474,512   32.7       3,974,974   9,499,538      23.0

SELLING STOCKHOLDERS WHO ARE RETIRED EMPLOYEES

Donald Lerner (3)...............................     2,141,460    5.2       1,862,140     279,320         *
John R. Taylor..................................       833,610    2.0         724,879     108,731         *
Roger Lowe......................................       825,702    2.0         718,003     107,699         *
Robert A. Fair..................................       583,224    1.4         507,152      76,072         *
Duane L. McConkey...............................       493,349    1.2         429,000      64,349         *
Stanley Schoenfeld..............................       312,300      *         271,565      40,735         *
D.G. MacDonald..................................       283,200      *         246,261      36,939         *
Ted J. Copeland.................................       261,282      *         227,202      34,080         *
Kenneth S. Machado..............................       261,102      *         227,045      34,057         *
Raymond W. Tobias...............................       202,500      *         176,087      26,413         *
William T. Fairbanks............................       171,168      *         148,842      22,326         *
Jeffrey Langenfeld..............................        18,030      *          15,678       2,352         *
David R. Shell..................................        16,665      *          14,491       2,174         *
Brent O. Ward...................................         1,035      *             900         135         *
Travis D. Palena................................           396      *             344          52         *

                                                  Shares Beneficially                       Shares Beneficially
                                                      Owned Prior           Number of           Owned After
                                                      to Offering            Shares              Offering
                                               ------------------------                   -----------------------
                   Name                               Number      %          Offered          Number         %
---------------------------------------        --------------  --------    ----------     ------------   --------
SELLING STOCKHOLDERS WHO ARE CURRENT EMPLOYEES

Vincent C. Immordino............................     1,066,382    2.6        370,092          696,290      1.7
Elliot E. Hansen................................       488,272    1.2          4,376          483,896      1.2
Raymond Sobieck.................................       439,191    1.1          2,836          436,355      1.1
Gary D. Joseph..................................       410,307      *         11,189          399,118        *
Oliver John McDonald............................       409,354      *          7,678          401,676        *
J. Scott Wessel.................................       302,637      *         11,189          291,448        *
Leann Peterson..................................       290,832      *          2,087          288,745        *
Roger Kerber....................................       288,367      *         90,173          198,194        *
Joseph J. Mulvehill.............................       282,415      *         18,923          263,492        *
John M. Salpietra...............................       261,655      *         18,140          243,515        *
Gary Niedorkorn.................................       260,072      *         34,720          225,352        *
Richard J. Myers................................       255,574      *          7,678          247,896        *
David J. Florenzano.............................       237,035      *         20,227          216,808        *
Christine Hellekson.............................       220,374      *          1,043          219,331        *
James E. Butts..................................       216,014      *         11,282          204,732        *
Darryl L. Harper................................       210,914      *         10,243          200,671        *
James N. Schulte................................       183,228      *          3,913          179,315        *
David M. Barros.................................       180,840      *         14,097          166,743        *
Jeanne M. Landures..............................       159,996      *          1,304          158,692        *
Mark A. Walker..................................       158,911      *         76,474           82,437        *
Jeffrey J. Begin................................       116,607      *          7,206          109,401        *
James P. Cummings...............................       114,832      *          7,678          107,154        *
Bruce E. Morris.................................       110,937      *         17,455           93,482        *
Lee A. Stassen..................................       110,640      *          1,043          109,597        *
Leo C. Johnson Jr...............................       104,342      *          5,591           98,751        *
John B. Evans...................................       103,240      *          7,826           95,414        *
Jeffrey Jorgenson...............................       100,920      *         10,238           90,682        *
Colleen J. Zwach................................        96,602      *         20,141           76,461        *
Gary G. Kouba...................................        92,100      *          1,304           90,796        *
Charles D. Johnson..............................        91,134      *          7,457           83,677        *
Robert W. Hall..................................        90,103      *         23,281           66,822        *
Maurice F. Ayers III............................        88,926      *          1,565           87,361        *
Thomas J. Sandstrom.............................        86,443      *         23,281           63,162        *
James K. Cypher.................................        82,998      *          1,565           81,433        *
Robert W. Hubert................................        77,856      *          1,565           76,291        *
David H. Goldberg...............................        73,040      *          1,826           71,214        *
Michael Migoski.................................        72,644      *          9,717           62,927        *
John D. Lenzmeier...............................        68,730      *          2,087           66,643        *
Lewis D. Canouse................................        68,318      *          1,565           66,753        *
Charles J. Taylor...............................        63,577      *            945           62,632        *
Michael J. Sherlock.............................        63,270      *         10,962           52,308        *
William E. Valentine............................        60,930      *          6,261           54,669        *
Peter B. Coster.................................        60,457      *          2,461           57,996        *
James P. Lemke..................................        60,189      *         12,130           48,059        *
Gregory Ritter..................................        57,586      *          1,417           56,169        *

                                                  Shares Beneficially                       Shares Beneficially
                                                      Owned Prior           Number of           Owned After
                                                      to Offering            Shares              Offering
                                               ------------------------                   -----------------------
                 Name                              Number         %          Offered          Number         %
---------------------------------------        --------------  --------    -----------    ------------   --------
Daniel D. Smith..................................       50,113      *         15,368           34,745        *
Roger A. Haack...................................       46,814      *          8,151           38,663        *
Christopher Kramer...............................       46,400      *         24,226           22,174        *
Jeffery W. Skokan................................       42,640      *            783           41,857        *
Jean M. Hairston.................................       41,967      *          1,043           40,924        *
Arthur A. Mollica................................       40,609      *         23,281           17,328        *
Robert V. Pierson................................       40,116      *          8,501           31,615        *
Steven J. Nelson.................................       37,934      *          8,151           29,783        *
James A. Griffith................................       35,718      *          1,565           34,153        *
David C. Swarts..................................       32,430      *          1,565           30,865        *
James Burke III..................................       29,440      *          1,043           28,397        *
Darryl A. Solem..................................       29,332      *            870           28,462        *
Steven J. Battaglia..............................       29,100      *          1,304           27,796        *
Conrad Johnson III...............................       28,440      *          1,565           26,875        *
Douglas L. Tannehill.............................       27,438      *          8,353           19,085        *
Richard J. Heimerl...............................       25,800      *          1,565           24,235        *
Michael C. Borowiec..............................       24,986      *          5,543           19,443        *
Kevin C. Wilner..................................       24,893      *          3,195           21,698        *
James Z. Burgess Jr..............................       23,332      *          1,043           22,289        *
Todd L. Ortman...................................       19,230      *          1,565           17,665        *
William E. Farrell...............................       18,527      *            945           17,582        *
Mark S. Prizer...................................       17,114      *          1,890           15,224        *
Michael A. Ciofalo...............................       16,830      *          1,304           15,526        *
Kent R. Stuart...................................       16,230      *            522           15,708        *
Terry G. Schreifels..............................       11,580      *          2,348            9,232        *
Steven M. Weiby..................................        8,900      *          2,348            6,552        *
Eric D. Halverson................................        4,932      *          1,043            3,889        *
Charles J. Busby.................................        3,000      *            522            2,478        *

_____________
*    Less than one percent
(1) Mr. Verdoorn's address is 8100 Mitchell Road, Eden Prairie, Minnesota 55444-2248.
(2)  Mr. Baker's address is 8100 Mitchell Road, Eden Prairie, Minnesota 55444-
     2248.
(3)  Mr. Lerner's address is 1 Capri Court, Palm Coast, Florida 32137.

                         DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 130,000,000 shares of Common Stock, $0.10 par value, and 20,000,000 shares of preferred stock, $0.10 par value (the "Preferred Stock"). The following description of the capital stock of the Company is a summary and is qualified in its entirety by reference to the Company's Certificate of Incorporation (the "Certificate") and Bylaws.

PREFERRED STOCK

   The Certificate authorizes the issuance of 20,000,000 shares of Preferred Stock, par value $0.10 per share, none of which is outstanding. The Preferred Stock may be issued by resolution of the Company's Board of Directors from time to time without any action of the stockholders. The Preferred Stock may be issued in one or more series and the Board of Directors may fix the designation and relative powers, including voting powers, preferences, rights, qualifications, limitations and restrictions of each series, so authorized. The issuance of any such series may have an adverse effect on the rights of holders of Common Stock or impede the completion of a merger, tender offer or other takeover attempt. The Company has no present intention to issue shares of any series of Preferred Stock.

COMMON STOCK

   The Certificate provides for the authorization of 130,000,000 shares of Common Stock, par value $0.10 per share. Subject to the prior rights of any series of Preferred Stock which may from time to time be authorized and outstanding, holders of Common Stock are entitled to receive dividends out of funds legally available therefor when, as and if declared by the Board of Directors and to receive pro rata the net assets of the Company legally available for distribution upon liquidation or dissolution.

   Holders of Common Stock are entitled to one vote for each share of Common Stock held on each matter to be voted on by the holders of Common Stock, including the election of directors. Holders of Common Stock are not entitled to cumulative voting, which means that the holders of more than 50% of the outstanding Common Stock can elect all of the directors of any class if they choose to do so. The stockholders do not have preemptive rights. All outstanding shares of Common Stock are fully paid and nonassessable.

DIRECTORS' LIABILITY

   As authorized by the Delaware General Corporation Law (the "DGCL"), the Certificate provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of the provision in the Certificate is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of fiduciary duty as a director except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's fiduciary duty. In addition, the Certificate provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions do not alter the liability of directors under federal securities laws.

   The Certificate also contains provisions requiring the indemnification of the Company's directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary. The Company also has the power to maintain insurance, on terms and conditions the Board deems acceptable, on behalf of officers and directors against any expense, liability or loss arising out of such person's status as an officer or director. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

   The Company is subject to the provisions of Section 203 of the DGCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person (other than the corporation or any direct or indirect majority owned subsidiary of the corporation) that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

STOCKHOLDER RIGHTS PLAN

   On August 14, 1997, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock outstanding on the business day immediately preceding the date of this Prospectus (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.10 per share (the "Preferred Shares"), of the Company, at a price of $100.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights
Agreement (the "Rights Agreement") between the Company and      , as Rights
Agent (the "Rights Agent"), a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

   Initially the Rights will be evidenced by the Common Stock then outstanding and no separate Right Certificates will be distributed. The Rights will separate from the Common Stock, and a Distribution Date for the Rights will occur, upon the earlier of: (i) the first date of public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" (i.e., has become the beneficial owner of 15% or more of the outstanding Common Stock (other than as a result of a Permitted Offer and subject to certain exceptions)) and (ii) the close of business on the 10th day (or such later date as may be determined by the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement or public announcement of a tender offer or exchange offer, the consummation of which would result in a person or group of affiliated or associated persons becoming an Acquiring Person.

   A "Permitted Offer" is a tender offer or an exchange offer for all outstanding Common Stock of the Company determined by the Board of Directors of the Company, after receiving such advice as it deems necessary and giving due consideration to all relevant factors, to be in the best interests of the Company and its stockholders.

   Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock and will be transferred with and only with the Common Stock, (ii) any Common Stock certificates issued after the Record Date upon transfer or new issuance of the Common Stock will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any Common Stock certificate will also constitute the transfer of the Rights associated with the Common Stock.

   As promptly as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

   The Rights are not exercisable until the Distribution Date. The Rights will expire on the date that is ten years after the Record Date, unless extended or earlier redeemed or exchanged by the Company as described below. No fraction of a Preferred Share (other than fractions in integral multiples of one one-hundredth of a share) will be issued and, in lieu thereof, an adjustment in cash will be made based on the closing price on the last trading date prior to the date of exercise.

   The Purchase Price payable and the number of Preferred Shares issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution: (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for or purchase Preferred Shares or convertible securities at less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those described in clause (ii) of this paragraph). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. The number of outstanding Rights and the number of Preferred Shares issuable upon exercise of the Rights are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

   Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each Preferred Share will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are subject to adjustment in the event of a stock dividend on the Common Stock or a subdivision, combination or consolidation of the Common Stock.

   In the event any Person becomes an Acquiring Person, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at the then current aggregate exercise price, in lieu of Preferred Shares, such number of shares of Common Stock of the Company having a current aggregate market price equal to twice the current aggregate exercise price. In the event that at any time after there is an Acquiring Person, the Company is acquired in certain mergers or other business combination transactions or 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) are sold, holders of the Rights will thereafter have the Right to receive, upon exercise thereof at the then current aggregate exercise price, such number of shares of Common Stock of the acquiring company (or, in certain cases, one of its affiliates) having a current aggregate market price equal to twice the current aggregate exercise price.

   At any time after a Person becomes an Acquiring Person (subject to certain exceptions), and prior to the acquisition by a Person of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange all or part of the Rights for Common Stock at an exchange ratio of one share of Common Stock per right, subject to adjustment.

   At any time before a Person has become an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

   Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends.

   The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company pursuant to an offer that is not a Permitted Offer unless the Rights have been redeemed. However, the Rights should not interfere with any tender offer or merger approved by the Board because the Rights may be redeemed (or an offer designated as a Permitted Offer) by the Board of Directors at any time prior to such time as any entity becomes an Acquiring Person.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

   Certain provisions of the Certificate and the Bylaws could discourage potential takeover attempts and could delay or prevent a change in control of the Company. See "Certificate of Incorporation" and "Bylaws." These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of the Company and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they may also inhibit fluctuations in the market price of the Common Stock that often result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company.

   CERTIFICATE OF INCORPORATION

   Classified Board of Directors. There shall not be less than six nor more than nine directors. The Company presently has seven directors. The Certificate provides for the classification of the Board of Directors into three classes, each class to consist as nearly as possible of one-third of the directors. The term of office of the first class of directors will expire at the 1998 Annual Meeting of

Stockholders; the term of the second class of directors will expire at the 1999 Annual Meeting of Stockholders; and the term of the third class of directors will expire at the 2000 Annual Meeting of Stockholders. At each annual meeting, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office.

   The Certificate also permits the Board of Directors to create new directorships and to elect new directors to serve for the full term of the class of directors in which the new directorship was created. The Board of Directors (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred.

   Stockholder Action. The Certificate provides that all stockholder actions must be effected at a duly called annual or special meeting and not by a written consent.

   Special Voting Requirements for Certain Transactions. The Certificate provides that without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Common Stock, together with the affirmative vote of at least 66-2/3% of the members of the Board of Directors of the Company, (i) the Company may not consolidate or merge with any other entity, (ii) the Company may not convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets, (iii) the Company may not amend the Certificate to permit the removal of directors without cause or (iv) the Company may not amend the Certificate. These voting requirements will make it more difficult for stockholders to make changes in the Certificate which would be designed to facilitate the exercise of control over the Company. In addition, the requirement for approval by at least a 66-2/3% stockholder vote will enable the holders of a minority of the Common Stock of the Company to prevent the holders of less than 66-2/3% from amending the Certificate.

   BYLAWS

   Special Super-Majority Provisions. The Bylaws provide that without the approval of 66-2/3% of all disinterested directors, the Company shall not and shall not permit any wholly owned subsidiary to (i) acquire, consolidate with or merge with another entity if the aggregate consideration exceeds $50 million
(ii) convey, transfer, lease or otherwise dispose of assets or properties of the Company or any of its subsidiaries if the aggregate consideration for such transaction exceeds $50 million, (iii) make any recommendation to the stockholders with respect to a pending tender offer, (iv) issue any shares of Common Stock, subject to certain specified exceptions, (v) increase the size of the Board of Directors or (vi) amend the Bylaws to permit the Corporation to take any of the foregoing actions without such super-majority approval. For the purposes of these provisions, a disinterested director is any director that does not have a financial interest in the outcome of such vote (other than as a stockholder of the Company) except that directors who are employees of the Company ("Management Directors") may vote on certain transactions, notwithstanding a financial interest therein, if the transaction is a merger or acquisition of the Company or any subsidiary with or by any person or entity not affiliated with such Management Director, and such Management Director has not initiated discussions concerning such acquisition or merger with such person or entity, and such person or entity has not entered into management equity or employment arrangements with such Management Director.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish an advance notice procedure for the nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings.

   Notice of stockholder proposals and director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the matters are to be acted upon or directors are to be elected. To be timely, notice of director nominations must be received (i) with respect to an election to be held or a stockholder proposal to be considered at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Notice to the Company from a stockholder must contain certain information.

   The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those matters.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Stock is              .


                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for the Common Stock. The effect, if any, of public sales of shares or the availability of shares for sale at prevailing market prices cannot be predicted. Nevertheless, sales of substantial amounts of shares in the public market could adversely affect prevailing market prices.

   Upon consummation of this offering, the Company will continue to have 41,264,621 shares of Common Stock outstanding. All of the shares of Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act unless acquired by "affiliates" of the Company as defined in Rule 144 under the Securities Act. In connection with this offering, the Company and its officers, directors and other Selling Stockholders, who will beneficially own an aggregate of 18,513,775 shares of outstanding Common Stock after this offering, have agreed not to sell or otherwise dispose of any shares, directly or indirectly, for one year from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated (the "Underwriters' Lock-Up"). In addition, all other current stockholders, who beneficially own an aggregate of 12,172,450 shares of outstanding Common Stock, will be prohibited for a period of six months from transferring Common Stock currently held except upon death or to family members or trusts that take subject to the same restrictions.

   Shares currently outstanding but not being sold in this offering may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144 under the Securities Act. In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including an "affiliate" as that term is defined in Rule 144, will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) the average weekly trading volume during the four calendar weeks preceding the filing of a notice of sale with the Commission or, if no such notice is required, the sale date or (2) 1% of the then outstanding shares of Common Stock (approximately 413,000 shares immediately following completion of this offering). Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about the Company. A person who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such person and who has beneficially owned shares for at least two years is entitled to sell those shares under Rule

144(k) without regard to the volume limitation, provisions concerning manner of sale or notice requirements of Rule 144. Shares of Common Stock eligible for sale under Rule 144 may also be sold pursuant to any other exemption from registration that might be available without compliance with the requirements of Rule 144.

   Any employee, officer or director of or consultant to the Company who, prior to this offering, purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without complying with the public information, holding period, volume limitation or notice provisions of Rule 144 and which permits affiliates to sell their Rule 701 shares without complying with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus. After this offering, 1,586,759 shares will be eligible for sale under Rule 701, assuming that the Underwriters' over-allotment option is not exercised.

   The Company believes that beginning six months from the date of this Prospectus, all outstanding shares of Common Stock other than those held by affiliates or subject to the one-year Underwriters' Lock-Up will be eligible for resale without restriction under Rule 144.


                                 UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their representatives, Alex. Brown & Sons Incorporated, Morgan Stanley & Co. Incorporated and Piper Jaffray Inc. (together the "Representatives"), have severally agreed to purchase from the Selling Stockholders the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions shown on the cover page of this Prospectus:

                                                         Number of
                 Underwriter                              Shares
   --------------------------------------                ---------
   Alex. Brown & Sons Incorporated.....................
   Morgan Stanley & Co. Incorporated...................
   Piper Jaffray Inc...................................










                                                         ----------
       Total...........................................  10,578,396
                                                         ==========

   The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase the total number of shares of Common Stock offered hereby if any of such shares are purchased.

   The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession
not in excess of $      per share. The Underwriters may allow, and such dealers
may re-allow, a concession not in excess of $      per share to certain other
dealers. After commencement of the initial public offering, this offering price and other selling terms may be changed by the Representatives.

   The Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 1,586,759 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 10,578,396 and the Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 10,578,396 shares of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 10,578,396 shares are being offered.

   To facilitate this offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with this offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

   The Underwriting Agreement contains covenants of indemnity and contribution among the Underwriters, the Company and the Selling Stockholders regarding certain liabilities, including liabilities under the Securities Act.

   The Selling Stockholders (including the Company's officers) and directors, who following this offering will beneficially own 18,513,775 shares of Common Stock, and the Company, have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of one year from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. In addition, all other current stockholders, who beneficially own an aggregate of 12,172,450 shares of outstanding Common Stock, will be prohibited for a period of six months from transferring Common Stock they currently hold except upon death or to family members or trusts that take subject to the same restrictions.

   The Representatives have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

   Prior to this offering, there has been no public market for the Common Stock. Consequently the initial public offering price for the Common Stock was determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the state of the Company's development and other factors deemed relevant.

   Piper Jaffray Inc., one of the Representatives, is acting as a financial advisor to the Company with regard to the Company's sale of its consumer finance business. Piper Jaffray Inc. will be separately compensated by the Company for the provision of these services.

                                 LEGAL MATTERS

   The validity of the shares of Common Stock being offered hereby and certain other legal matters will be passed upon for the Company and the Selling Stockholders by Dorsey & Whitney LLP, Minneapolis, Minnesota. Certain legal matters will be passed upon for the Underwriters by Piper & Marbury L.L.P., Baltimore, Maryland.


                                    EXPERTS

   The financial statements of the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                             ADDITIONAL INFORMATION

   The Company has filed with the Commission a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is hereby made to the Registration Statement, exhibits and schedules, which may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain regional offices of the Commission located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of the Registration Statement can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Web site's address is http://www.sec.gov.

   Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                C.H. ROBINSON WORLDWIDE, INC. AND SUBSIDIARIES
                         Index to Financial Statements

                                                                           Page
                                                                          ------
Report of Independent Public Accountants................................    F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996 and June
30, 1997 (unaudited)....................................................    F-3

Consolidated Statements of Operations for the Years Ended December 31,
1994, 1995 and 1996 and the Six Months Ended June 30, 1996 and 1997
(unaudited).............................................................    F-4

Consolidated Statements of Stockholders' Investment for the Years
Ended December 31, 1994, 1995 and 1996 and the Six Months Ended June
30, 1997 (unaudited)....................................................    F-5

Consolidated Statements of Cash Flows for the Years Ended December 31,
1994, 1995 and 1996 and the Six Months Ended June 30, 1996 and 1997
(unaudited).............................................................    F-6

Notes to Consolidated Financial Statements..............................    F-7

After the conversion of common stock discussed in Note 7 to C.H. Robinson Worldwide, Inc. and Subsidiaries consolidated financial statements is effected, we expect to be in a position to render the following audit report.

                                                  ARTHUR ANDERSEN LLP
                                                  August 15, 1997



                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To C.H. Robinson Worldwide, Inc.:

We have audited the accompanying consolidated balance sheets of C.H. Robinson Worldwide, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C.H. Robinson Worldwide, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Minneapolis, Minnesota,
  February 10, 1997 (except with respect
  to matters discussed in Note 6, as to which the date is July 30, 1997 and Note 7 as to which the date is October ______, 1997)

                C.H. ROBINSON WORLDWIDE, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                     (In Thousands, Except Per Share Data)

                                                                                    December 31         June 30
                                                                                -------------------   ----------
                 ASSETS                                                           1995       1996        1997
                                                                                --------   --------   ----------
                                                                                                      (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents                                                     $ 34,452   $ 42,567     $ 40,288
  Available-for-sale securities                                                   37,112     42,711       50,225
  Receivables, net of allowance for doubtful accounts of $8,033,
     $10,079 and $11,130                                                         148,916    170,935      204,311
  Inventories                                                                      7,326      5,276        5,018
  Deferred tax benefit                                                             5,230      6,698        7,073
  Prepaid expenses and other                                                       2,432      2,088        1,664
  Net assets of discontinued operations (Note 6)                                  13,854     10,147       12,479
                                                                                --------   --------     --------
          Total current assets                                                   249,322    280,422      321,058
                                                                                --------   --------     --------

PROPERTY AND EQUIPMENT:
  Land, building and improvements                                                  2,823      2,773        2,773
  Furniture, fixtures and equipment                                               30,151     33,835       36,185
  Accumulated depreciation and amortization                                       (9,742)   (13,561)     (15,821)
                                                                                --------   --------     --------
          Net property and equipment                                              23,232     23,047       23,137

INTANGIBLE ASSETS, net of accumulated amortization of $8,091, $10,331
  and $11,893                                                                      9,624      7,811        6,855
OTHER ASSETS                                                                       3,339      9,500       10,110
                                                                                --------   --------     --------
                                                                                $285,517   $320,780     $361,160
                                                                                ========   ========     ========
          LIABILITIES AND STOCKHOLDERS' INVESTMENT

CURRENT LIABILITIES:
  Accounts payable                                                              $125,894   $140,376     $165,769
  Accrued expenses-
     Compensation and profit-sharing contribution                                 17,940     17,991       11,637
     Income taxes and other                                                        8,344      7,985       12,388
                                                                                --------   --------     --------
          Total current liabilities                                              152,178    166,352      189,794
                                                                                --------   --------     --------



COMMITMENTS AND CONTINGENCIES (Notes 3 and 5)

STOCKHOLDERS' INVESTMENT:
  Preferred stock, $0.10 par value, 20,000 shares authorized; none
     outstanding                                                                       -          -            -
  Common stock, $0.10 par value; 130,000 shares authorized, 43,407,
     41,375, and 41,265 shares issued and outstanding                              4,340      4,137        4,126
  Additional paid-in capital                                                         704          -            -
  Foreign currency translation adjustment                                           (305)      (346)        (346)
  Retained earnings                                                              128,600    150,637      167,586
                                                                                --------   --------     --------
          Total stockholders' investment                                         133,339    154,428      171,366
                                                                                --------   --------     --------
                                                                                $285,517   $320,780     $361,160
                                                                                ========   ========     ========

The accompanying notes are an integral part of these consolidated balance sheets.

                C.H. ROBINSON WORLDWIDE, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations

                     (In Thousands, Except Per Share Data)

                                            For the Years Ended December 31      For the Six Months Ended
                                          -----------------------------------  ----------------------------
                                                                                   June 30,    June 30,
                                             1994         1995        1996           1996        1997
                                          ----------   ----------  ----------  -------------  -------------
                                                                                       (Unaudited)
  GROSS REVENUES                          $1,257,946   $1,445,975  $1,605,905       $775,024       $855,152

  COST OF TRANSPORTATION
   AND PRODUCTS                            1,122,347    1,285,881   1,426,836        688,104        755,996
                                          ----------   ----------  ----------  -------------  -------------
  NET REVENUES                               135,599      160,094     179,069         86,920         99,156

  SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES                                   95,088      115,114     129,040         62,571         72,465
                                          ----------   ----------  ----------  -------------  -------------
  INCOME FROM OPERATIONS                      40,511       44,980      50,029         24,349         26,691

  INVESTMENT AND
   OTHER INCOME (LOSS)                          (109)       2,925       3,095          1,391          1,881
                                          ----------   ----------  ----------  -------------  -------------
  INCOME FROM CONTINUING OPERATIONS
   BEFORE PROVISION FOR INCOME TAXES          40,402       47,905      53,124         25,740         28,572

  PROVISION FOR INCOME TAXES                  16,261       18,450      20,682         10,055         11,339
                                          ----------   ----------  ----------  -------------  -------------
  NET INCOME FROM CONTINUING
   OPERATIONS                                 24,141       29,455      32,442         15,685         17,233

  NET INCOME FROM DISCONTINUED
   OPERATIONS                                  2,964        2,086       2,158          1,083            900
                                          ----------   ----------  ----------  -------------  -------------
  NET INCOME                              $   27,105   $   31,541  $   34,600  $      16,768  $      18,133
                                          ==========   ==========  ==========  =============  =============
  NET INCOME PER SHARE:
   Net income from continuing
    operations                            $     0.52   $     0.67  $     0.78  $        0.37  $        0.42

   Net income from discontinued
    operations                                  0.07         0.05        0.05           0.03           0.02
                                          ----------   ----------  ----------  -------------  -------------
   Net income                             $     0.59   $     0.72  $     0.83  $        0.40  $        0.44
                                          ==========   ==========  ==========  =============  =============
WEIGHTED AVERAGE SHARES OUTSTANDING           46,277       43,915      41,780         42,163         41,299
                                          ==========   ==========  ==========  =============  =============

 The accompanying notes are an integral part of these consolidated statements.

                C.H. ROBINSON WORLDWIDE, INC. AND SUBSIDIARIES

              Consolidated Statements of Stockholders' Investment
           For the Years Ended December 31, 1994, 1995 and 1996 and
              For the Six Months Ended June 30, 1997 (Unaudited)
                     (In Thousands, Except Per Share Data)

                                     Common Stock
                                   $0.10 Par Value                               Foreign
                                 -------------------        Additional           Currency                                Total
                                 Shares                       Paid-In           Translation          Retained         Stockholders'
                                 Issued       Amount          Capital           Adjustment           Earnings          Investment
                                 ------       ------        -----------        -------------        ----------       --------------
BALANCE, December 31, 1993       48,371       $4,837         $   10,716                $(206)       $   80,552          $    95,899
 Net income                           -            -                  -                    -            27,105               27,105
 Foreign currency translation
  adjustment                          -            -                  -                 (151)                -                 (151)
 Cash dividends, $.108 per share      -            -                  -                    -            (4,954)              (4,954)
 Incentive shares of common
  stock issued, net                 504           50              1,157                    -                 -                1,207
 Repurchase of common stock      (3,185)        (319)            (6,003)                   -                 -               (6,322)
                                 ------       ------        -----------                -----        ----------          -----------
BALANCE, December 31, 1994       45,690        4,568              5,870                 (357)          102,703              112,784
 Net income                           -            -                  -                    -            31,541               31,541
 Foreign currency translation
  adjustment                          -            -                  -                   52                 -                   52
 Cash dividends, $.13 per share       -            -                  -                    -            (5,644)              (5,644)
 Incentive shares of common
  stock issued, net                 878           88              2,387                    -                 -                2,475
 Repurchase of common stock      (3,161)        (316)            (7,553)                   -                 -               (7,869)
                                 ------       ------        -----------                -----        ----------          -----------
BALANCE, December 31, 1995       43,407        4,340                704                 (305)          128,600              133,339
 Net income                           -            -                  -                    -            34,600               34,600
 Foreign currency translation
  adjustment                          -            -                  -                  (41)                -                  (41)
 Cash dividends, $.185 per share      -            -                  -                    -            (7,655)              (7,655)
 Incentive shares of common
  stock issued, net                 200           20              1,031                    -                 -                1,051
 Repurchase of common stock      (2,232)        (223)            (1,735)                   -            (4,908)              (6,866)
                                 ------       ------        -----------                -----        ----------          -----------
BALANCE, December 31, 1996       41,375        4,137                  -                 (346)          150,637              154,428
 Net income (unaudited)               -            -                  -                    -            18,133               18,133
 Cash dividends, $.02 per
  share (unaudited)                   -            -                  -                    -              (825)                (825)
 Incentive shares of common
  stock issued, net (unaudited)     239           24                919                    -                 -                  943
 Sale of common stock
  (unaudited)                        25            3                100                    -                 -                  103
 Repurchase of common stock
  (unaudited)                      (374)         (38)            (1,019)                   -              (359)              (1,416)
                                 ------       ------        -----------                -----        ----------          -----------
BALANCE, June 30, 1997           41,265       $4,126         $        -                $(346)       $  167,586          $   171,366
 (unaudited)                     ======       ======        ===========                =====        ==========          ===========


The accompanying notes are an integral part of these consolidated statements.

                C.H. ROBINSON WORLDWIDE, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                        For the Years Ended December 31

                                (In Thousands)

                                                  For the Years Ended                For the Six Months
                                                     December 31                        Ended June 30
                                           --------------------------------       -------------------------------
                                             1994        1995       1996              1996               1997
                                           ---------   ---------  ---------       --------------    -------------
                                                                                             (Unaudited)
OPERATING ACTIVITIES:
  Net income                               $ 27,105    $ 31,541    $ 34,600          $ 16,768          $ 18,133
  Adjustments to reconcile net income
   to net cash provided by continuing
   operations-
     Depreciation and amortization            6,091       5,998       7,604             3,700             4,073
     Incentive stock expense                  2,475       1,051         943               560                 -
     Deferred income tax benefit             (1,770)     (2,293)     (2,464)           (2,972)           (1,662)
     Loss (gain) on sale of assets            1,793        (190)         10                 8                75
     Changes in operating elements-
       Receivables                          (32,902)    (13,175)    (22,019)          (31,736)          (33,376)
       Inventories                              250      (3,925)      2,050               802               258
       Prepaid expenses and other
        current assets                          (22)       (648)        344               466               424
       Accounts payable                      29,645      15,729      14,482            26,181            25,393
       Accrued compensation and profit
        sharing                               2,140       1,007         159            (6,099)           (5,411)
       Accrued income taxes and other        (1,853)      3,121        (359)            2,947             4,403
                                           ---------   ---------  ----------      -----------         ---------
     Net cash provided by operating
       activities                            32,952      38,216      35,350            10,625            12,310
                                           ---------   ---------  ----------      -----------         ---------
INVESTING ACTIVITIES:
  Additions of property and equipment        (4,326)    (14,448)     (4,784)           (2,772)           (2,807)
  Disposals of property and equipment         1,508       2,486          80                41                26
  Cash paid for acquisitions, net            (4,247)     (2,908)          -                 -                 -
  Sales of long-term investments              3,825         508         115               115                 -
  Purchases of long-term
   investments                                  (33)        (33)     (5,267)           (1,012)                -
  Sales of available-for-sale
   securities                                 2,330      17,971      33,719            21,526            34,362
  Purchases of available-for-sale            (6,419)    (35,827)    (39,318)          (18,076)          (41,876)
   securities
  Cash provided by (used for)                18,076      (2,600)      3,707             2,062            (2,332)
   discontinued operations
  Other assets, net                          (1,211)       (692)       (966)              147               176
                                           ---------   ---------  ----------      -----------         ---------
      Net cash provided by (used for)
       investing activities                   9,503     (35,543)    (12,714)            2,031           (12,451)
                                           ---------   ---------  ----------      -----------         ---------
FINANCING ACTIVITIES:
  Repayments under lines of credit           (4,000)          -           -                 -                 -
  Sales of common stock                           -           -           -                 -               103
  Repurchases of common stock                (6,322)     (7,869)     (6,866)           (6,817)           (1,416)
  Cash dividends                             (4,954)     (5,644)     (7,655)             (414)             (825)
                                           ---------   ---------  ----------      -----------         ---------
      Net cash used for financing           (15,276)    (13,513)    (14,521)           (7,231)           (2,138)
       activities                          ---------   ---------  ----------      -----------         ---------

      Net increase (decrease) in cash        27,179     (10,840)      8,115             5,425            (2,279)

CASH AND CASH EQUIVALENTS, beginning
 of period                                   18,113      45,292      34,452            34,452            42,567
                                           ---------   ---------  ----------      -----------         ---------
CASH AND CASH EQUIVALENTS, end of period   $ 45,292    $ 34,452    $ 42,567          $ 39,877          $ 40,288
                                           =========   =========  ==========      ===========         =========

CASH PAID FOR INCOME TAXES                 $ 17,718    $ 21,525    $ 22,662          $  9,059          $  8,184
                                           =========   =========  ==========      ===========         =========


 The accompanying notes are an integral part of these consolidated statements.

                C.H. ROBINSON WORLDWIDE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
               (Including Data Applicable to Unaudited Periods)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF CONSOLIDATION

C.H. Robinson Worldwide, Inc. and Subsidiaries (the Company) is a global provider of multimodal transportation services and logistics solutions through a network of 113 branch offices in 38 states throughout the United States, along with offices in Canada, Mexico and Europe. The consolidated financial statements include the accounts of C.H. Robinson Worldwide, Inc. and its majority owned and controlled subsidiaries. The Company's financial services segment is presented in the accompanying consolidated statements of operations as discontinued operations (See Note 6). Minority interests in subsidiaries are not significant. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

REVENUE RECOGNITION

Gross revenues consist of the total amount of goods and services purchased by customers. The Company acts principally as the service provider for these transactions and recognizes revenue as these services are rendered and goods are delivered.

FOREIGN CURRENCY

All balance sheet accounts of foreign subsidiaries are translated at the current exchange rate as of the end of the year. Statement of operations items are translated at average exchange rates during the year. The resulting translation adjustment is recorded as a separate component of stockholders' investment.

The Company provides products and services to numerous international customers. At times, the Company enters into forward contracts to hedge against foreign currency exposure related to these transactions. Upon settlement, resultant gains or losses on such contracts offset the impact of foreign currency rates on cash collected from accounts receivable. There are no open contracts at June 30, 1997.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consists primarily of highly liquid investments with an original maturity of three months or less. The carrying amount approximates fair value due to the short maturity of the instruments.

AVAILABLE-FOR-SALE SECURITIES

Available-for-sale securities consists of various debt and equity securities. The fair value of the Company's available-for-sale securities equals the quoted market price where available or quoted market prices for similar securities, if a quoted market price is not available.

INVENTORIES

Inventories consist primarily of produce, fruit concentrates and related products held for resale and are stated at the lower of cost or market.

PROPERTY AND EQUIPMENT

Property and equipment additions are recorded at cost. Maintenance and repair expenditures are charged to expense as incurred. Depreciation is computed using straight-line and accelerated methods over the following estimated lives of the assets:

                                                           Years
                                                           -----
Building and improvements                                   3-37
Furniture, fixtures and equipment                           5-10

Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful lives of the improvements.

INTANGIBLE ASSETS

Intangible assets consist of customer lists, trade names, contracts, noncompete agreements, software and goodwill. Intangible assets are being amortized over their estimated economic lives, ranging from 3 to 20 years. The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable.

INCOME PER SHARE

Primary and fully diluted income per common share are determined by dividing net income by the weighted average number of common shares outstanding during each period. There were no differences between primary and fully diluted weighted average shares outstanding.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128) in February 1997. SFAS No. 128 establishes accounting standards for computing and presenting earnings per share and is effective for reporting periods ending after December 15, 1997. The adoption of SFAS No. 128 will not have a material impact on the Company's calculation of income per share.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

The accompanying consolidated balance sheet as of June 30, 1997, the consolidated statements of operations and cash flows for the six-month periods ended June 30, 1996 and 1997, and the consolidated statement of stockholders' investment for the six-month period ended June 30, 1997 are unaudited. However, in the opinion of management, these financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for these interim periods. The results of operations for the six months ended June 30, 1996 and 1997 are not necessarily indicative of results to be expected for the entire year.

2. MARKETABLE SECURITIES:

The Company has classified all of its marketable securities as available-for-sale as of December 31, 1995 and 1996 and June 30, 1997. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported net of tax as a separate component of stockholders' investment when material. The unrealized gains and losses are immaterial as the fair value approximates amortized cost. The gross realized gains and losses on sales of available-for-sale securities were not material for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997.

The following is a summary of marketable securities (in thousands):

                                                         December 31                June 30
                                                  -------------------------       -----------
                                                     1995           1996              1997
                                                  --------       ----------       -----------
U.S. government and government agency
 obligations                                      $  6,648        $  1,033         $  2,523
State and local agency obligations                  22,029          27,373           35,333
Corporate bonds                                     30,067          40,858           35,788
Other debt securities                                1,300             700              700
Equity securities                                       82              87               97
                                                  --------       ----------       -----------
          Total                                     60,126          70,051           74,441
Less- Cash equivalents                             (23,014)        (27,340)         (24,216)
                                                  --------       ----------       -----------
Available-for-sale securities                     $ 37,112        $ 42,711         $ 50,225
                                                  ========       ==========       ===========

 The fair value of marketable securities by contractual maturity are stated below (in thousands).

                                                 December 31,        June 30,
                                                     1996              1997
                                                 -----------       -----------
Debt securities:
  Due within one year                              $ 20,596          $ 13,628
  Due after one year through five years               8,506            21,128
  Due after five years                               13,522            15,372
                                                 -----------       -----------
                                                   $ 42,624          $ 50,128
                                                 ===========       ===========

3. LINES OF CREDIT:

The Company has unsecured lines of credit with banks which provide for borrowings of up to $17,500,000 and expire on May 1, 1998. Interest on borrowings under the lines is at 1% above the banks' cost of funds (6.69% and 6.63% as of June 30, 1997). There were no borrowings under the lines of credit during 1994, 1995, 1996 or for the six months ended June 30, 1997.

The Company's credit agreements contain certain financial covenants. The Company was in compliance with such covenants at December 31, 1996 and June 30, 1997.

4. INCOME TAXES:

C.H. Robinson Worldwide, Inc. and its 80% (or more) owned U.S. subsidiaries file a consolidated federal income tax return. The Company files unitary or separate state returns based on state filing requirements. The components of the provision for income taxes consisted of the following (in thousands):

                                                          December 31
                                                  ----------------------------
                                                    1994      1995      1996
                                                  -------   --------  --------
Tax provision:
   Federal                                        $14,339   $17,367   $19,060
   State                                            3,465     2,956     3,423
   Foreign                                            227       420       663
                                                  -------   -------   -------
                                                   18,031    20,743    23,146
Deferred benefit                                   (1,770)   (2,293)   (2,464)
                                                  -------   -------   -------
           Total provision                        $16,261   $18,450   $20,682
                                                  =======   =======   =======

A reconciliation from the provision for income taxes using the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                                           December 31
                                                  ---------------------------
                                                    1994     1995      1996
                                                  -------   -------   -------
Federal statutory rate                              35.0%     35.0%     35.0%
State income taxes, net of federal benefit           4.3       3.8       3.9
Other                                                0.9      (0.3)        -
                                                  ------    ------    ------
                                                    40.2%     38.5%     38.9%
                                                  ======    ======    ======


Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                              December 31
                                                          ------------------
                                                            1995      1996
                                                          -------    -------
Deferred income tax assets:
  Receivables                                             $ 3,749   $ 5,305
  Accrued expenses                                          1,463     1,353
  Amortization                                                908     1,518
  Other                                                     1,663     1,092
  Accrued compensation                                      2,365     3,581

Deferred income tax liabilities:
  Long-lived assets                                        (2,034)   (2,279)
  Other                                                       (77)      (56)
                                                          -------   -------
       Net deferred income tax asset                      $ 8,037   $10,514
                                                          =======   =======

5. COMMITMENTS AND CONTINGENCIES:

EMPLOYEE BENEFIT PLANS

The Company participates in a defined contribution profit-sharing plan and a savings plan which qualifies under section 401(k) of the Internal Revenue Code and covers all full-time employees with one or more years of continuous service. Annual profit-sharing contributions are determined by each company's board of directors, in accordance with the provisions of the plan. Profit-sharing plan expense aggregated approximately $3,408,000 in 1994, $3,608,000 in 1995, and $3,611,000 in 1996 and $1,947,000 and $2,470,000 for the six months ended June
30, 1996 and 1997. The Company can elect to make contributions to the 401(k) plan at the discretion of the Company's board of directors. There were no Company contributions during 1994, 1995, 1996 or for the six months ended June 30, 1997.

LEASE COMMITMENTS

The Company leases certain facilities, equipment and automobiles under operating leases. Lease expense was $4,775,000 for 1994, $7,088,000 for 1995, and
$8,318,000 for 1996 and $4,030,000 and $6,276,000 for the six months ended June
30, 1996 and 1997.

Minimum future lease commitments under noncancelable lease agreements in excess of one year as of December 31, 1996 are as follows (in thousands):

          1997                                  $ 6,981
          1998                                    6,216
          1999                                    4,699
          2000                                    2,002
          2001                                    1,520
          Thereafter                              2,754
                                                -------
                                                $24,172
                                                =======

LITIGATION

   In 1995, the United States Customs Service began an investigation of possible duties owed on imports of certain juice concentrates by a subsidiary of the Company. The Company has been advised by the United States Attorney for the Eastern District of New York that its subsidiary was not the target or the subject of a criminal investigation, although the United States Attorney is not bound by such statements. The Company believes, however, that the United States Customs Service will seek additional duties and may seek civil monetary penalties against the subsidiary of the Company. The Company believes the disposition of this matter will not have a material adverse effect on the financial condition or results of operations of the Company, although there can be no assurance that the duties and penalties sought against the subsidiary will not exceed the Company's reserves for this matter.

   The Company is currently not otherwise subject to any pending or threatened litigation, other than routine litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on the financial condition or results of operations of the Company.


6. DISCONTINUED OPERATIONS:

On July 30, 1997, the Company approved a plan to sell its finance businesses. This segment is expected to be sold prior to the end of 1997. Accordingly, these operations are reported as discontinued operations in the accompanying consolidated financial statements. CHR Equipment Financing, Inc. (EFI) is included in the results of discontinued operations. The majority of EFI assets were disposed of in 1994. Summary condensed financial information for the discontinued segment is as follows (in thousands):

                                   December 31               June 30
                           -------------------------- -------------------
                             1994     1995     1996     1996       1997
                           -------- -------  -------  -------    --------
Revenues                   $13,216  $12,117  $12,870  $ 6,406    $ 6,606
Expenses                     8,269    8,636    9,238    4,575      5,035
Income from operations       4,947    3,481    3,632    1,831      1,571

                                                          December 31      June 30
                                                       -----------------  -----------
                                                         1995     1996       1997
                                                       -------- --------  -----------
Cash and investments                                    $ 6,790  $ 6,885     $ 7,045
Finance receivables                                      53,492   46,213      48,686
Other assets                                              2,429    2,650       2,149
                                                       --------  -------  ----------
            Total assets                                $62,711  $55,748     $57,880
                                                       ========  =======  ==========

Thrift deposits                                         $32,649  $33,457     $31,038
Long-term debt                                           13,101    7,635       9,156
Accounts payable and accrued expenses                     3,107    4,509       5,207
                                                       --------  -------  ----------
            Total liabilities                           $48,857  $45,601     $45,401
                                                       ========  =======  ==========
            Net assets of discontinued operations       $13,854  $10,147     $12,479
                                                       ========  =======  ==========

7. CAPITAL STOCK

The Company had two classes of common stock. On October ____, 1997, in connection with the proposed offering of common stock (see Note 8), the Company converted the Class A and Class B common stock into one class of common stock and all stock repurchase agreements were terminated. The Class A common stock was nonvoting but had the same dividend rights as the Class B voting common stock. Both classes were subject to stock repurchase agreements under which the Company had the option to designate a buyer or to purchase the common stock at book value if a stockholder's employment with the Company ceased. Additionally, Class A common stock was redeemable at book value at the option of either the Company or stockholder. Common stock repurchased by the Company under such arrangements totaled 3,185,000, 3,161,000, 2,232,000, and 374,000 shares in
1994, 1995 1996 and the six months ended June 30, 1997. Certain of the shares subject to repurchase in a given year are offered to certain active employees of the Company. Such shares are acquired by the employees directly from the selling stockholder at the then net book value per share of the Company's common stock.

The Company also had incentive plans which awarded shares of common stock to certain employees based upon the annual operating performance of the Company. The net book value of such shares was charged to expense in the year the award was earned. Compensation expense associated with such plans totaled approximately $2,475,000, $1,051,000, $943,000, $560,000, and $548,000 for
1994, 1995, 1996 and the six months ended June 30, 1996 and 1997. Such plans were terminated effective October ___, 1997, and any amounts due for 1997 will be paid in cash.

Pursuant to Securities Exchange Commission rules related to stock issued or sold to employees at prices below the initial public offering price for the twelve months preceding the date that the initial offering becomes effective ("cheap stock"), the Company will record an $18,558,000 charge to expense at the effective date of the Offering. This future charge relates to approximately 1,237,000 shares sold to employees under the book value stock purchase plan and approximately 282,000 shares issued under the incentive plans discussed above and represents the difference between the book value of shares sold and issued to employees and the offering price per share.

At the effective date of the Offering discussed in note 8, the Company was reorganized as a Delaware corporation.

8. OFFERING OF COMMON STOCK, STOCK OPTIONS, STOCK PURCHASE PLAN AND SPECIAL
   DIVIDEND:

The Company is registering its common stock to allow certain stockholders to sell 12,165,155 shares of the Company's stock to the Public. The proceeds of the offering will accrue entirely to selling stockholders.

In August 1997, the Company adopted stock option and stock purchase plans which the Company expects will be approved by the Company's stockholders prior to the effective date of the offering. Under the plans, options to purchase an aggregate of not more than 2,000,000 shares of common stock may be granted from time to time to key employees, officers and directors of the Company. Immediately prior to the consummation of the offering, the Company intends to grant 457,917 stock options under these plans at a grant price equivalent to that of the offering price per share.

In August 1997, the Company declared a $1.50 dividend on the Company's common stock to stockholders of record immediately prior to the offering of common stock. Also, the Company will generate an approximate $36.0 million tax benefit from the removal of restrictions on the shares to be sold in the Offering.

9. SUPPLEMENTARY DATA (UNAUDITED):

The Company's results of operations for each of the quarters in the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 are summarized below (in thousands, except per share data).

                                                   Quarters Ended (Unaudited)
                                         -----------------------------------------------
                                          March 31  June 30   September 30  December 31
                                         ---------  --------  ------------ -------------
                  1995
Gross revenues                            $331,214  $379,275      $370,870     $364,616
Cost of transportation and products        293,994   337,112       330,034      324,741
Net revenues                                37,220    42,163        40,836       39,875
Income from operations                       9,332    13,440        12,449        9,759
Net income from
  continuing operations                      6,238     8,567         8,131        6,519
Net income from
  discontinued operations                      451       515           549          571
                                         ---------  --------  ------------ ------------
Net income                                $  6,689  $  9,082      $  8,680     $  7,090
                                         =========  ========  ============ ============
Net income per share from
  continuing operations                   $   0.14  $   0.20      $   0.19     $   0.15
Net income per share from
  discontinued operations                     0.01      0.01          0.01         0.01
                                         ---------  --------  ------------ ------------
Net income per share                      $   0.15  $   0.21      $   0.20     $   0.16
                                         =========  ========  ============ ============
Weighted average shares outstanding         45,161    43,546        43,499       43,454
                                         =========  ========  ============ ============


                                                     Quarters Ended (Unaudited)
                                         ------------------------------------------------
                                          March 31  June 30   September 30   December 31
                                         --------- --------  -------------  -------------
                  1996
Gross revenues                            $361,936  $413,088      $413,585  $     417,296
Cost of transportation and products        320,100   368,004       368,474        370,258
Net revenues                                41,836    45,084        45,111         47,038
Income from operations                      10,474    13,875        13,509         12,171
Net income from
   continuing operations                     6,719     8,966         8,673          8,084
Net income from
   discontinued operations                     543       540           566            509
                                         --------- --------- -------------  -------------
Net income                                $  7,262  $  9,506      $  9,239  $       8,593
                                         ========= ========= =============  =============
Net income per share from continuing
   operations                             $   0.16  $   0.22      $   0.21  $        0.20

Net income per share from
   discontinued operations                    0.01      0.01          0.01           0.01

                                         --------- --------- -------------  -------------
Net income per share                      $   0.17  $   0.23      $   0.22  $        0.21
                                         ========= ========= =============  =============
Weighted average shares outstanding         42,910    41,416        41,407         41,388
                                         ========= ========= =============  =============

                                                       Quarter Ended
                                                        (Unaudited)
                                                  ----------    ---------
                                                   March 31      June 30
                                                  ----------    ---------
                  1997
Gross revenues                                    $403,705      $451,447
Cost of transportation and products                356,819       399,177
Net revenues                                        46,886        52,270
Income from operations                              11,415        15,276
Net income from continuing operations                7,426         9,807
Net income from discontinued operations                439           461
                                                  --------      --------
Net income                                        $  7,865      $ 10,268
                                                  ========      ========
Net income per share from continuing operations   $   0.18      $   0.24
Net income per share from discontinued operations     0.01          0.01
                                                  --------      --------
Net income per share                              $   0.19      $   0.25
                                                  --------      --------
Weighted average shares outstanding                 41,345        41,253
                                                  ========      ========

                              [Inside Back Cover]

                                   [Photos]

================================================================================

          NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ____________________


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.......................................................     3
Risk Factors.............................................................     6
Use of Proceeds..........................................................     9
Dividends, Stock Repurchase Program and Non-Cash Charge..................     9
Capitalization...........................................................    10
Dilution.................................................................    10
Selected Consolidated Financial Data.....................................    11
Management's Discussion and Analysis of
  Financial Condition and Results of Operations..........................    13
Industry Overview........................................................    18
Business.................................................................    20
Management...............................................................    32
Certain Transactions.....................................................    40
Principal and Selling Stockholders.......................................    41
Description of Capital Stock.............................................    44
Shares Eligible for Future Sale..........................................    49
Underwriting.............................................................    50
Legal Matters............................................................    52
Experts..................................................................    52
Additional Information...................................................    52
Index to Consolidated Financial Statements...............................    F-1

                             ____________________


          UNTIL           , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               10,578,396 Shares



                         C.H. ROBINSON WORLDWIDE, INC.


                    [LOGO OF C.H. ROBINSON WORLDWIDE, INC.]



                                 Common Stock




                                 ____________

                                  PROSPECTUS

                                 ____________



                               Alex. Brown & Sons
                                  Incorporated



                           Morgan Stanley Dean Witter



                               Piper Jaffray Inc.




                                               , 1997

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following fees and expenses (which do not include underwriting commissions and discounts) will be paid by the Company in connection with the issuance and distribution of the securities registered hereby. All such expenses, except for the SEC, NASD and Nasdaq fees, are estimated.

          SEC registration fee..........................    $62,669
          NASD filing fee...............................     21,181
          Nasdaq Stock Market listing fee...............          *
          Legal fees and expenses.......................          *
          Accounting fees and expenses..................          *
          Blue Sky fees and expenses....................          *
          Transfer Agent's and Registrar's fees.........          *
          Printing and engraving expenses...............          *
          Miscellaneous.................................          *
                                                          ---------
            Total.......................................  $       *
                                                          =========

__________
*  To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

   The Certificate of Incorporation of the Company provides that to the full extent permitted by law the Company shall indemnify and advance expenses to any person who is or was a director or officer of the Company, and may, but shall not be obligated to, indemnify and advance expenses to any employee or agent of the Company, and shall or may, as applicable, indemnify any person serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against liabilities which may be incurred by such person by reason of (or arising in part from) such capacity.

   Section 145 of the DGCL authorizes the indemnification of directors and officer against liability incurred by reason of being a director or officer and against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless, despite the adjudication of liability, a court otherwise determines. Indemnification also is authorized with respect to any criminal action or proceeding where, in addition to the above, the officer or director has no reasonable cause to believe his conduct was unlawful.

   The above discussion of the Company's Certificate of Incorporation, Bylaws and Section 145 of the DGCL is only a summary and is qualified in its entirety by the full text of each of the foregoing.

   Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1 hereto, in which each Underwriter agrees, under certain circumstances, to indemnify the directors and officers of the Company and certain other persons against certain civil liabilities.

   The Company intends to purchase insurance against certain losses arising from claims which may be asserted against its directors and officers, including claims under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

   On February 28, 1995, the Company issued an aggregate of 879,612 restricted shares of Common Stock to 70 employees under its Central Office Management Incentive, Employee Incentive and Profit Center Incentive Programs (the "Programs") related to incentive compensation earned for the year ended December 31, 1994 (and determined after the end of the year). The number of shares issued was based on book value per share of Common Stock on December 31, 1994. Such issuances were exempt from registration under the Securities Act of 1933, as amended ("Securities Act"), pursuant to Section 3(b) and Rule 701 thereunder inasmuch as (1) the Company was not subject to the reporting requirements of
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") and was not an investment company registered or required to be registered under the Investment Company Act of 1940, as amended ("Investment Company Act") at the time of issuance, (2) the conditions of Rule 701(b)(1) and
(3) were satisfied in that each such issuance was made to pursuant to a written contract with each such employee, which was furnished to the employee, and (3) the conditions of Rule 701(b)(5) were satisfied in that the aggregate amount of securities offered and sold (879,612 shares valued at $2,190,234) (x) did not exceed $5,000,000 and (y) did not exceed the greater of (i) $500,000, (ii) $44,699,100 (15% of the total assets of the Company at December 31, 1994) or
(iii) 6,535,986 shares (15% of the number of shares outstanding as of February 28, 1995, giving effect to such sales).

   On February 28, 1996, the Company issued an aggregate of 369,498 restricted shares of Common Stock to 56 employees under the Programs related to incentive compensation earned for the year ended December 31, 1995 (and determined after the end of the year). The number of shares issued was based on book value per share of Common Stock on December 31, 1995. Such issuances were exempt from registration under the Securities Act pursuant to Section 3(b) and Rule 701 thereunder inasmuch as (1) the Company was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and was not an investment company registered or required to be registered under the Investment Company Act at the time of issuance, (2) the conditions of Rule 701(b)(1) and
(3) were satisfied in that each such issuance was made to pursuant to a written contract with each such employee, which was furnished to the employee, and (3) the conditions of Rule 701(b)(5) were satisfied in that the aggregate amount of securities offered and sold (369,498 shares valued at $1,147,291) (x) did not exceed $5,000,000 and (y) did not exceed the greater of (i) $500,000, (ii) $50,316,150 (15% of the total assets of the Company at December 31, 1995) or
(iii) 6,212,975 shares (15% of the number of shares outstanding as of February 28, 1996, giving effect to such sales).

   On February 28, 1997, the Company issued an aggregate of 282,086 restricted shares of Common Stock to 57 employees under the Programs related to incentive compensation earned for the year ended December 31, 1996 (and determined after the end of the year). The number of shares issued was based on book value per share of Common Stock on December 31, 1996. Such issuances were exempt from registration under the Securities Act pursuant to
Section 3(b) and Rule 701 thereunder inasmuch as (1) the Company was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and was not an investment company registered or required to be registered under the Investment Company Act at the time of issuance, (2) the conditions of Rule 701(b)(1) and (3) were satisfied in that each such issuance was made to pursuant to a written contract with each such employee, which was furnished to the employee, and (3) the conditions of Rule 701(b)(5) were satisfied in that the aggregate amount of securities offered and sold (282,086 shares valued at $1,066,285) (x) did not exceed $5,000,000 and (y) did not exceed the greater of
(i) $500,000, (ii) $48,117,000 (15% of the total assets of the Company at December 31, 1996) or (iii) 6,185,288 shares (15% of the number of shares outstanding as of February 28, 1997, giving effect to such sales).

   On June 30, 1997, the Company sold 25,000 shares of Common Stock to Gerald A. Schwalbach, a director of the Company, for cash in the amount of $103,000, the book value of the stock at May 31, 1997. Such stock was purchased for investment and not with a view to distribution, and the sale thereof was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a)  Exhibits

         Number     Description
        --------    -----------

        *1.1        Underwriting Agreement

         3.1        Certificate of Incorporation of the Company

         3.2        Bylaws of the Company

        *4.1        Form of Certificate for Common Stock

        *4.2        Form of Rights Agreement between the Company and

        *5.1        Opinion of Dorsey & Whitney LLP

        10.1 Form of Central Office Management Incentive Program, including Deferred Compensation Agreement

        10.2        Operational Executive Compensation Program

        10.3        Employee Incentive Program

       *10.4        1997 Omnibus Stock Plan

        10.5 Form of Management-Employee Agreement between the Company and each of by D.R. Verdoorn, Looe Baker III and Barry Butzow

        10.6 Form of Management-Employee Agreement entered into by Gregory Goven, Dale Hanson, Thomas Jostes, Bernard Madej and Michael Rempe

        10.7 Form of Management-Employee Agreement between the Company and by Thomas Perdue

        10.8 Amended and Restated Promissory Note, due on demand or June 30, 1998, payable by C.H. Robinson Company to the order of First Bank National Association, up to an aggregate principal amount of $10,000,000

        10.9 Guaranty, dated as of November 30, 1992, by C.H. Robinson, Inc. for the benefit of First Bank National Association

       10.10 Master Equipment Lease Agreement, dated August 19, 1994, between Wagonmaster Transportation Company and AT&T Commercial Finance Corporation

       10.11        Keep-Well Agreement, dated August 19, 1994, between C.H.
                    Robinson, Inc., Wagonmaster Transportation Company and AT&T Commerical Finance Corporation

       10.12 Master Equipment Lease Agreement, dated ______, 1994, between Wagonmaster Transportation Company and Metlife Capital, Limited Partnership

       10.13        Keep-Well Agreement, dated April ______, 1994, between C.H.
                    Robinson, Inc., Wagonmaster Transportation Company and Metlife Capital Limited Partnership

       10.14        Support Agreement, dated as of October 23, 1995, among C.H.
                    Robinson, Inc., Clipper Receivables Corporation, State Street Boston Capital Corporation and Norwest Bank Minnesota, N.A.

       10.15 Receivables Purchase Agreement, dated as of October 23, 1995, among Cityside Finance Corporation I, Cityside Financial Services of Wisconsin, Inc., Clipper Receivables Corporation, State Street Boston Capital Corporation and Norwest Bank Minnesota, N.A.

       10.16 First Amendment to Receivables Purchase Agreement and Support Agreement, dated as of April 1, 1996, among Cityside Finance Corporation I, Cityside Financial Services of Wisconsin, Inc., Clipper Receivables Corporation, State Street Boston Capital Corporation, Norwest Bank Minnesota, N.A. and C.H. Robinson, Inc.

       10.17 Second Amendment to Receivables Purchase Agreement and Support Agreement, dated as of December 11, 1996, among Cityside Finance Corporation I, Cityside Financial Services of Wisconsin, Inc., Clipper

                    Receivables Corporation, State Street Boston Capital Corporation, Norwest Bank Minnesota, N.A. and C.H. Robinson, Inc.

       10.18        Letter of Undertaking, dated April 7, 1995, by C.H.
                    Robinson, Inc. to First Bank National Association, Norwest Bank Minnesota, N.A., The Daiwa Bank, Limited and American Bank National Association, in support of Cityside Financial Services of Wisconsin, Inc.

       10.19        Subordination Agreement, as amended April 7, 1995, by C.H.
                    Robinson, Inc. in favor of First Bank National Association, Norwest Bank Minnesota, N.A., The Daiwa Bank, Limited and American Bank National Association

        21.1        Subsidiaries of the Company

        23.1        Consent of Arthur Andersen LLP

       *23.2        Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

        24.1        Powers of Attorney (included on signature page)

        27.1        Financial Data Schedule

______________________

*  To be filed by amendment.

   (b)  Financial Statement Schedules

        None.

ITEM 17.  UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant further undertakes that:

     (1) It will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on August 15, 1997.

                                     C.H. ROBINSON WORLDWIDE, INC.

                                     By: /s/ D. R. Verdoorn
                                         -------------------------------------
                                         D. R. Verdoorn
                                         President and Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D.R. Verdoorn, Dale S. Hanson and Owen P. Gleason, or either of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any additional Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all amendments (including post-effective amendments) to this Registration Statement (or Registration Statements, if an additional Registration Statement is filed pursuant to Rule 462(b)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on August 15, 1997.

         SIGNATURE                        TITLE
         ---------                        -----


  /s/ D. R. Verdoorn            President, Chief Executive Officer and Director
----------------------------        (Principal Executive Officer)
      D. R. Verdoorn

  /s/ Dale S. Hanson            Vice President Finance, Chief Financial Officer
----------------------------        and Director (Principal Financial Officer)
      Dale S. Hanson

  /s/ John P. Wiehoff           Corporate Controller and Treasurer
----------------------------        (Principal Accounting Officer)
      John P. Wiehoff

  /s/ Looe Baker III            Vice President and Director
----------------------------
      Looe Baker III

  /s/ Barry W. Butzow           Vice President and Director
----------------------------
      Barry W. Butzow

  /s/ Owen P. Gleason           Vice President, General Counsel, Secretary
----------------------------        and Director
      Owen P. Gleason

  /s/ Robert Ezrilov            Director
----------------------------
      Robert Ezrilov

  /s/ Gerald A. Schwalbach      Director
----------------------------
      Gerald A. Schwalbach

                                 EXHIBIT INDEX


Number    Description                                                      Page
------    -----------                                                      ----

  *1.1    Underwriting Agreement

   3.1    Certificate of Incorporation of the Company

   3.2    Bylaws of the Company

  *4.1    Form of Certificate for Common Stock

  *4.2    Form of Rights Agreement between the Company and

  *5.1    Opinion of Dorsey & Whitney LLP

  10.1 Form of Central Office Management Incentive Program, including Deferred Compensation Agreement

  10.2    Operational Executive Compensation Program

  10.3    Employee Incentive Program

 *10.4    1997 Omnibus Stock Plan

  10.5 Form of Management-Employee Agreement between the Company and each of by D.R. Verdoorn, Looe Baker III and Barry Butzow

  10.6 Form of Management-Employee Agreement entered into by Gregory Goven, Dale Hanson, Thomas Jostes, Bernard Madej and Michael Rempe

  10.7 Form of Management-Employee Agreement between the Company and by Thomas Perdue

  10.8 Amended and Restated Promissory Note, due on demand or June 30, 1998, payable by C.H. Robinson Company to the order of First Bank National Association, up to an aggregate principal amount of $10,000,000

  10.9 Guaranty, dated as of November 30, 1992, by C.H. Robinson, Inc. for the benefit of First Bank National Association

 10.10 Master Equipment Lease Agreement, dated August 19, 1994, between Wagonmaster Transportation Company and
          AT&T Commercial Finance Corporation

 10.11    Keep-Well Agreement, dated August 19, 1994, between
          C.H. Robinson, Inc., Wagonmaster Transportation Company and AT&T Commercial Finance Corporation

 10.12 Master Equipment Lease Agreement, dated _______, 1994, between Wagonmaster Transportation Company and Metlife Capital, Limited Partnership

 10.13    Keep-Well Agreement, dated April ___, 1994, between
          C.H. Robinson, Inc., Wagonmaster Transportation Company and Metlife Capital Limited Partnership

 10.14    Support Agreement, dated as of October 23, 1995, among
          C.H. Robinson, Inc., Clipper Receivables Corporation,
          State Street Boston Capital Corporation and Norwest Bank
          Minnesota, N.A.

 10.15 Receivables Purchase Agreement, dated as of October 23, 1995, among Cityside Finance Corporation I, Cityside Financial Services of Wisconsin, Inc., Clipper Receivables Corporation, State Street Boston Capital Corporation and Norwest Bank Minnesota, N.A.

 10.16    First Amendment to Receivables Purchase Agreement and
          Support Agreement, dated as of April 1, 1996, among
          Cityside Finance Corporation I, Cityside Financial Services of Wisconsin, Inc., Clipper Receivables Corporation,
          State Street Boston Capital Corporation, Norwest Bank Minnesota, N.A. and C.H. Robinson, Inc.

 10.17 Second Amendment to Receivables Purchase Agreement and Support Agreement, dated as of December 11, 1996, among Cityside Finance Corporation I, Cityside Financial Services of Wisconsin, Inc., Clipper Receivables Corporation,
          State Street Boston Capital Corporation, Norwest Bank Minnesota, N.A. and C.H. Robinson, Inc.

 10.18 Letter of Undertaking, dated April 7, 1995, by C.H. Robinson, Inc. to First Bank National Association, Norwest Bank
          Minnesota, N.A., The Daiwa Bank, Limited and American Bank National Association, in support of Cityside Financial
          Services of Wisconsin, Inc.

 10.19 Subordination Agreement, as amended April 7, 1995, by C.H. Robinson, Inc. in favor of First Bank National Association, Norwest Bank Minnesota, N.A., The Daiwa Bank, Limited and American Bank National Association

  21.1    Subsidiaries of the Company

  23.1    Consent of Arthur Andersen LLP

 *23.2    Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

  24.1    Powers of Attorney (included on signature page)

  27.1    Financial Data Schedule

_____________________

*  To be filed by amendment.